                                                               EXHIBIT 99.(a)(2)

                         IMPAC MORTGAGE HOLDINGS, INC.

                                OFFER TO EXCHANGE
             11% SENIOR SUBORDINATED DEBENTURES DUE FEBRUARY 15, 2004
                                       FOR
                    UP TO 5,000,000 SHARES OF ITS COMMON STOCK

                                ---------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M. NEW YORK CITY TIME,
            ON MARCH 26, 1999, UNLESS EXTENDED ("EXPIRATION DATE").

                                ---------------

     Impac Mortgage Holdings, Inc., a Maryland corporation (the "Company"), hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), up to $35,000,000 aggregate principal amount of its 11% Senior Subordinated Debentures due February 15, 2004 (the "Debentures"), for up to 5,000,000 shares of its Common Stock, $.01 par value per share ("Common Stock") (including the associated Preferred Share Purchase Rights (the "Rights" and together with the Common Stock, the "Shares")). Unless the Rights become exercisable or separately tradeable prior to the Expiration Date, a tender of Shares will also constitute a tender of the associated Rights.

     The Company will determine an exchange price (the "Exchange Price") of no greater than 120% nor less than 105% of the average closing sales price of the Shares as reported by the American Stock Exchange ("AMEX") for the two trading day period ending two trading days prior to the Expiration Date (the "Average Price"), provided that the Exchange Price shall not exceed $7.00 per share. By way of example, if the Expiration Date is not extended, the two trading days that will be used to determine the Average Price will be Monday, March 22, 1999 and Tuesday, March 23, 1999. The exact maximum principal amount of Debentures to be exchanged will be a function of the Average Price. The Company will exchange validly tendered Shares for a principal amount of Debentures equal to the number of Shares tendered at or below the Exchange Price multiplied by the Exchange Price. The Company will select as the final Exchange Price the lowest Exchange Price which would permit the maximum number of Shares to be exchanged in the Exchange Offer.

     The Exchange Offer will be conducted such that each stockholder will be able to specify the Exchange Price (in increments of 1%) that such stockholder is willing to accept in exchange for his or her Shares. Whether and to what extent a tendering stockholder will have his or her tendered Shares accepted for exchange in the Exchange Offer will depend on how the Exchange Price specified by such stockholder compares to Exchange Prices specified by other tendering stockholders. The Exchange Price specified by each tendering stockholder must be no greater than 120% nor less than 105% of the Average Price. The Company will, upon the terms and subject to the conditions of the Exchange Offer, determine the final Exchange Price, taking into account the number of Shares tendered and the Exchange Prices specified by tendering stockholders. The final Exchange Price will be announced by press release by the Company promptly after the Expiration Date. All Shares validly tendered at prices at or below the Exchange Price will be exchanged at the Exchange Price, subject to proration if the Exchange Offer is oversubscribed. Shares tendered at prices above the Exchange Price will be excluded from the Exchange Offer. Therefore, to maximize the possibility that Shares will be exchanged at the Exchange Price stockholders should check the box in the Letter of Transmittal marked "Shares Tendered at Exchange Price Determined by Dutch Auction" or indicate their minimum Exchange Price is 105%. The minimum number of Shares that may be exchanged is 100 Shares.

     The Exchange Offer is contingent upon the tender of at least 1,000,000 Shares at or below the Exchange Price. If more than 5,000,000 Shares are tendered at or below the Exchange Price, the Company will accept no more than 5,000,000 of the tendered Shares, to be allocated among tendering stockholders on a pro rata basis. The Company reserves the right, in its sole discretion, to accept a greater or lesser number of Shares pursuant to the Exchange Offer. Shares validly tendered at or below the Exchange Price will be accepted on or promptly after the Expiration Date. The Exchange Offer is subject to a number of additional conditions and may be amended or withdrawn in certain circumstances. See "The Exchange Offer--Conditions to and Amendment of the Exchange Offer."

     The Debentures will be unsecured obligations of the Company subordinated and subject in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated to all Indebtedness (as defined herein) of the Company's subsidiaries. The Debentures will bear interest at 11% per annum from their date of issuance, payable quarterly, commencing May 15, 1999, until the Debentures are paid in full. The Debentures mature on February 15, 2004, which date may be extended once by the Company to a date not later than May 15, 2004, provided that the Company satisfies certain conditions. Commencing on February 15, 2001, the Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, at the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date. See "Description of the Debentures--Redemption."

     The Common Stock is listed on the AMEX under the symbol "IMH." On February 23, 1999, the last full trading day prior to the announcement of the Exchange Offer, the closing sales price of the Common Stock as reported on the AMEX was $5.75. The Company intends to use its best efforts to list the Debentures for trading on the AMEX. See"Risk Factors--Risks Relating to Debentures--Uncertainty as to Fair Market Value of Debentures; No Assurance of Public Market" and "The Exchange Offer--Listing and Trading of Securities."

                                ---------------

            The date of this Offering Circular is February 24, 1999

                                   IMPORTANT

   Stockholders desiring to tender Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the stock certificate(s) and any other required documents to the Exchange Agent (as defined herein) or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offering Circular under "The Exchange Offer--How to Tender" or (2) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares. A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender Shares by following the procedure for guaranteed delivery set forth in this Offering Circular under "The Exchange Offer--How to Tender."

   Questions and requests for assistance may be directed to the Information Agent (as defined herein) at D.F. King & Co., Inc., 77 Water Street, New York, NY 10005. Banks and brokers can call collect (212) 269-5550; all others can call toll free (800) 848-2998. Requests for additional copies of this Offering Circular and the Letter of Transmittal may be directed to the Information Agent, or to brokers, dealers, commercial banks or trust companies.

   The Exchange Offer is being made by the Company in reliance on the exemption from the requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Shares. The Information Agent will assist stockholders in obtaining copies of the materials relating to the Exchange Offer. Regular employees of the Company may solicit tenders from stockholders, but they will not receive additional compensation therefor.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR. IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THE DELIVERY OF THIS OFFERING CIRCULAR SHALL NOT, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

   NEITHER THIS TRANSACTION NOR THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

   THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO ANY PERSON IN ANY JURISDICTION IN WHICH THAT OFFER WOULD BE UNLAWFUL, AND THE COMPANY WILL NOT ACCEPT TENDERS FROM STOCKHOLDERS IN ANY JURISDICTION IN WHICH SUCH ACCEPTANCE WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                               TABLE OF CONTENTS

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AVAILABLE INFORMATION.....................................................   5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   5

SUMMARY...................................................................   6
  The Company.............................................................   6
  Purpose and Effect of the Exchange Offer................................   7
  The Exchange Offer......................................................   9

RISK FACTORS..............................................................  12
  Risks Relating to Retaining Shares......................................  12
  Risks Relating to Debentures............................................  13
  Certain United States Federal Income Tax Risks..........................  15

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA..............................  17

CERTAIN PRO FORMA FINANCIAL INFORMATION...................................  20

CAPITALIZATION............................................................  22

DISTRIBUTION POLICY AND PRICE RANGE OF COMMON STOCK.......................  23

THE COMPANY...............................................................  25
  Description of Operations...............................................  25
  Recent Developments.....................................................  26

BACKGROUND, PURPOSE AND EFFECT OF THE EXCHANGE OFFER......................  28

THE EXCHANGE OFFER........................................................  30
  General.................................................................  30
  Expiration Date, Extensions, Termination and Amendments.................  31
  How to Tender...........................................................  31
  Withdrawal Rights.......................................................  34
  Acceptance of Shares for Exchange; Delivery of Debentures to Be
   Exchanged..............................................................  34
  Denominations; Fractional Interests.....................................  35
  Proration if Shares Tendered Exceed Maximum.............................  35
  Preferred Share Purchase Rights Not Triggered...........................  35
  Exchange Offer Subject to Minimum Number of Shares Tendered.............  36
  Listing and Trading of Securities.......................................  36
  Conditions to and Amendment of the Exchange Offer.......................  36
  Exchange Agent..........................................................  37
  Information Agent.......................................................  38
  Financial Advisor.......................................................  38
  Payment of Expenses.....................................................  38

INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING STOCKHOLDERS;
 TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES......................  39

DESCRIPTION OF THE DEBENTURES.............................................  40

  The Debentures..........................................................  40
  Principal, Maturity and Interest........................................  40
  Payment.................................................................  40
  Option to Extend Maturity Date..........................................  40
  Redemption..............................................................  41
  Selection and Notice of Redemption......................................  41

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  Subordination............................................................  41
  Financial Covenants......................................................  43
  Events of Default........................................................  43
  Modification and Waiver..................................................  44
  Defeasance and Covenant Defeasance.......................................  45
  Satisfaction and Discharge...............................................  46
  Notices..................................................................  46
  Title....................................................................  46
  Governing Law............................................................  46
  Regarding the Trustee....................................................  46

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......................  47
  Taxation of the Exchange Offer...........................................  47
  Taxation of the Debentures...............................................  49

                             AVAILABLE INFORMATION

   The Company is subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information filed electronically by the Company with the Commission which can be accessed over the Internet at http://www.sec.gov.

   The Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 under the Exchange Act furnishing certain additional information with respect to the Exchange Offer. Such Schedule 13E-4 and any amendments thereto, including exhibits, may be accessed over the Internet at http://www.sec.gov or inspected without charge at the offices of the Commission, the addresses of which are set forth above, and copies may be obtained therefrom at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents filed with the Commission are incorporated by reference into this Offering Circular:

  (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

  (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1998;

  (iii) the Company's Reports on Form 8-K filed with the Commission on February 11, June 3, June 4, October 14, December 8 and December 23, 1998, and January 26 and February 19, 1999;

  (iv) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated October 23, 1995;

  (v) the description of the Company's Series A Junior Participating Preferred Stock contained in the Company's Registration Statement on Form 8-A dated October 14, 1998; and

  (vi) the description of the Company's Series B 10.5% Cumulative Convertible Preferred Stock contained in the Company's Report on Form 8-K filed with the Commission on December 23, 1998.

   If any statement contained in any of the foregoing documents incorporated by reference herein is modified or superseded by a statement in this Offering Circular, the statement in any such foregoing document will be deemed for the purposes of this Offering Circular to have been modified or superseded by such statement in this Offering Circular, and the statement in any such foregoing document is incorporated by reference herein only as modified or to the extent it is not superseded. All documents subsequently filed by the Company during the period of the Exchange Offer pursuant to Sections 13, 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Offering Circular and to be a part hereof from the date of filing such documents.

   Any person receiving a copy of this Offering Circular may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be addressed to Impac Mortgage Holdings, Inc., 20371 Irvine Avenue, Santa Ana Heights, California 92707, Attention: Investor Relations, telephone: (714) 438-2100.

                                    SUMMARY

   The following is a summary of certain features of the Exchange Offer and other matters, and all statements contained herein are qualified in their entirety by reference to the more detailed information and financial data hereinafter set forth.

   Unless the context otherwise requires, references herein to the "Company" refer to Impac Mortgage Holdings, Inc. ("IMH"), Impac Funding Corporation (together with its wholly owned special purpose "bankruptcy remote" entity, Impac Secured Assets Corp., ("IFC")), IMH Assets Corp. ("IMH Assets"), and Imperial Warehouse Lending Group, Inc. ("IWLG"), collectively. Neither IFC nor Impac Secured Assets Corp. is considered a subsidiary of IMH; IMH holds all of the preferred stock of IFC and therefore owns a 99% economic interest in IFC. All of IFC's common stock is owned by officers of IMH. Except as otherwise specified, all information in this Offering Circular gives effect to a 3-for-2 Common Stock split effective November 24, 1997.

                                  The Company

   The Company is a mortgage loan investment company that originates, purchases, sells, securitizes and invests in residential mortgage loans. To date, the Company has purchased and invested primarily in non-conforming residential mortgages. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government sponsored agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. The Company conducts its business through three operations:

  . its conduit operations purchases, sells and securitizes residential mortgages;

  . its long-term investment operations invests in mortgages and securities backed by mortgages; and

  . its warehouse lending operations provides warehouse and repurchase financing facilities to originators of mortgage loans.

   The Company chooses to be taxed at the corporate level as a real estate investment trust, or a "REIT," for federal income tax purposes. This generally allows the Company to pass through its income to stockholders without payment of federal income tax at the corporate level.

   Several events have significantly affected the Company since late 1998. They consist of the following:

  . During the third quarter of 1998, the Company experienced a significant decrease in its liquidity because of the deterioration of the mortgage-backed securities market and margin calls its lenders made on the Company's financing and warehouse facilities. The Company delayed the payment of its third quarter dividend and sold mortgage loans and mortgage-backed securities as a result of these margin calls. The delayed dividend was paid on January 6, 1999. In the fourth quarter of 1998, the Company sold $250.4 million of mortgage loans and $8.9 million of mortgage-backed securities, which increased its liquidity by $13.6 million, after it paid down borrowings related to those assets. The Company took a $41.7 million non-cash charge in the third quarter of 1998 for certain write-downs of its mortgage loans, equity investments and investment securities available-for-sale portfolios. Largely as a result of these charges, the Company incurred a net loss of $20.6 million for the quarter ended September 30, 1998 and a net loss of approximately $8.1 million for the quarter ended December 31, 1998. The Company did not declare a dividend for the quarter ended December 31, 1998 and does not expect to declare any material dividend for the first quarter of 1999.

  . In December 1998 the Company signed a letter of intent to acquire a California chartered, federally insured, thrift and loan. The acquisition is contingent upon the execution of a definitive agreement and obtaining satisfactory regulatory approvals. Upon the consummation of the transaction, the Company intends to merge its conduit operations into the thrift and loan charter and operate its mortgage banking and selected investment activities from the merged company. The Company intends to initially capitalize the thrift with an estimated $25.0 million. The acquisition of the thrift is expected to reduce the Company's reliance on warehouse lines of credit and reverse repurchase agreements and is expected to give the merged company access to low cost funds.

  . In December 1998, the Company completed the sale of 1,200,000 shares of Series B 10.5% Cumulative Convertible Preferred Stock (the "Series B Preferred Stock") at $25.00 per share. The proceeds from the sale of the Series B Preferred Stock were used to reduce outstanding indebtedness under the Company's financing facilities and for general corporate purposes, including the payment of the Company's $12.0 million dividend declared in September 1998 and paid on January 6, 1999.

  . In February 1999, the Company executed a final Master Agreement to sell up to $1.0 billion of its future mortgage loan production to a major institutional investor over the next year. The Company's first delivery of mortgage loans under the new agreement will begin in February 1999, with the first settlement expected to take place no later than March 1999. The transaction is a servicing retained agreement, which gives the Company a guaranteed pricing spread and cash gains plus the value of the servicing rights created.

                   Purpose and Effect of the Exchange Offer

   The principal purposes of the Exchange Offer are to provide existing stockholders the opportunity to obtain an alternative return on their investment in the Company and to allow the Company to reduce the number of Shares outstanding, thereby increasing the Company's overall book value per share and creating the potential for increased earnings per share in the future. The Company believes these developments could have a positive influence on the price of its Common Stock. The increased indebtedness resulting from the Exchange Offer, however, will increase the Company's debt service requirements and could negatively affect earnings per share. See "Risk Factors--Risks Relating to Retaining Shares--No Assurance of Increased Earnings per Share," "Risks Relating to Debentures--Increased Leverage and Debt Service Obligations," and "Certain Pro Forma Financial Information."

   Stockholders electing to participate in the Exchange Offer will realize the following benefits:

  . The Debentures will bear interest at 11% per annum, payable quarterly on February 15, May 15, August 15 and November 15, or, in the event such 15th day is not a business day, then on the business day immediately following such 15th day, commencing May 15, 1999, until the Debentures are paid in full.

  . The Debentures, although subordinated in right of payment to all other existing and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated to all Indebtedness of the Company's subsidiaries, represent a claim on the Company's assets senior to any claim of the holders of the Company's Common Stock.

  . The Debentures are expected to provide holders a more consistent and dependable source of cash flow than the Shares because of the uncertainty as to the amount of future dividends which may be paid by the Company. To maintain its qualification as a REIT, the Company must make annual distributions to stockholders of at least 95% of its taxable income. While the Company has historically declared quarterly dividends (with the exception that no dividend was declared for the quarter ended December 31, 1998), a substantial portion of the Company's earnings, as calculated according to generally accepted accounting principles ("GAAP"), were derived from the Company's taxable subsidiary, IFC. However, the Company is not required to distribute IFC's earnings unless IFC distributes such income as dividends to the Company. IFC intends to retain its future earnings to rebuild its capitalization that deteriorated as a result of 1998 third and fourth quarter losses. This decision effectively reduces the amount of taxable income the Company will be required to distribute and therefore reduces the amount of dividends that will be paid to its stockholders.

  . In addition, in December 1997, the Company terminated the management agreement with its manager, Imperial Credit Advisors, Inc. ("ICAI"), and paid ICAI consideration with a value of approximately $44.4 million as a termination fee. For each of the years 1999, 2000 and 2001, the Company intends to reduce its taxable income by offsetting approximately $11.0 million of such termination fee against its taxable income, which should reduce the amount of dividends required to be paid to the Company's stockholders and should allow the Company to retain earnings for the first $11.0 million earned by the Company over each of the next three years, or $0.35 per share, based upon 31,389,571 Shares outstanding as of February 3, 1999, on a fully diluted basis giving effect to the full conversion of Series B Preferred Stock and assuming the full exercise of all vested options outstanding on that date.

   Notwithstanding the benefits to tendering stockholders summarized above, stockholders contemplating the Exchange Offer should take into account the considerations further described in "Risk Factors" and "Background, Purpose and Effect of the Exchange Offer."

                               The Exchange Offer

Expiration Date.......  5:00 p.m., New York City time, on March 26, 1999, unless extended.

Exchange Price........  The Company will determine a final Exchange Price that will allow it to exchange up to 5,000,000 Shares (or such lesser number of Shares as are validly tendered) for Debentures. All Shares acquired in the Exchange Offer will be acquired at the Exchange Price even if tendered below the Exchange Price. Each stockholder desiring to tender Shares must specify in the Letter of Transmittal the minimum Exchange Price (not greater than 120% nor less than 105% of the Average Price) at which such stockholder is willing to have Shares exchanged by the Company. The minimum Exchange Price will be 5% over the Average Price. The maximum Exchange Price will be $7.00 per Share. Stockholders wishing to maximize the possibility that their Shares will be exchanged at the Exchange Price may indicate that their minimum Exchange Price is 105% or check the box in the Letter of Transmittal marked "Shares Tendered at Exchange Price Determined by Dutch Auction." Checking this box may result in an Exchange Price of the Shares so tendered at the minimum Exchange Price of 105%.

Public Announcement...  The Company will issue a press release publicly announcing the Average Price at least 24 hours prior to the Expiration Date. Such information can also be obtained from D.F. King & Co., Inc., the Information Agent, by calling (800) 848-2998.

Acceptance of
Shares................  The Company may accept up to 5,000,000 Shares in the
                        Exchange Offer. This represents approximately 16% of the outstanding Shares as of February 3, 1999, on a fully diluted basis giving effect to the full conversion of Series B Preferred Stock and assuming the full exercise of all vested options outstanding on that date. The Exchange Offer is contingent on the tender of at least 1,000,000 Shares at or below the Exchange Price. If, at the Expiration Date, more than 5,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are validly tendered at or below the Exchange Price and not withdrawn, the Company may, upon the terms and subject to the conditions of the Exchange Offer, exchange Shares on a pro rata basis from all stockholders who validly tender Shares at or below the Exchange Price. The Company reserves the right, in its sole discretion, to accept a greater or lesser number of Shares pursuant to the Exchange Offer.

                        Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by the Company, Shares validly tendered at or below the Exchange Price will be accepted on or promptly after the Expiration Date. Although the Company does not presently intend to do so, if it modifies the terms of the Exchange Offer, such modified terms will be available to all stockholders whether or not their Shares have been tendered prior to such modification. Any material modification will be disclosed in accordance with the applicable rules of the Commission and, if required, the Exchange Offer will be extended to permit stockholders adequate time to consider such modification. See "The Exchange Offer--Acceptance of Shares for Exchange; Delivery of Debentures to be Exchanged."

Description of
Debentures............  The Debentures will be unsecured obligations of the
                        Company subordinated and subject in right of payment to all existing and future Senior Indebtedness (as defined herein) of the Company and effectively subordinated to all Indebtedness (as defined herein) of the Company's subsidiaries. As of December 31, 1998, the Company and its subsidiaries' outstanding Indebtedness aggregated approximately $1.4 billion, all of which would be Senior Indebtedness. The Debentures will bear interest at 11% per annum from their date of issuance, payable quarterly on February 15, May 15, August 15 and November 15, or, in the event such 15th day is not a business day, then on the business day immediately following such 15th day, commencing May 15, 1999, to holders of record on the last day of the month preceding the relevant interest payment date until the Debentures are paid in full. The Company will be required to repay the principal amount of the Debentures on February 15, 2004, which maturity may be extended once by the Company to a date not later than May 15, 2004, provided that the Company satisfies certain conditions. In the event the Company elects to extend the maturity date, interest will accrue from and after February 15, 2004 to the extended maturity date at the same rate plus 25 basis points. Commencing on February 15, 2001, the Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, at the principal amount to be redeemed plus accrued and unpaid interest thereon to the redemption date. See "Description of the Debentures--Redemption."

Delivery of
Securities............  The Company will deliver Debentures in exchange for
                        Shares pursuant to the Exchange Offer as soon as practicable after the Expiration Date. See "The Exchange Offer--Acceptance of Shares for Exchange; Delivery of Debentures to be Exchanged."

Certain United States
Federal Income Tax
Consequences..........  For a discussion of certain Federal income tax consequences associated with the Exchange Offer and the ownership of the Debentures, see "Risk Factors--Certain United States Federal Income Tax Risks" and "Certain United States Federal Income Tax Consequences."

Conditions of the
Offer.................  The Company's obligation to consummate the Exchange
                        Offer is subject to certain conditions. See "The Exchange Offer--Conditions to and Amendment of the Exchange Offer."

Withdrawal Rights.....  Tenders of Shares pursuant to the Exchange Offer may be withdrawn prior to the Expiration Date, and, if the Company has not previously accepted such Shares for exchange, after the expiration of 40 business days from the date of this Offering Circular. See "The Exchange Offer--Withdrawal Rights."

How to Tender.........  Stockholders wishing to accept the Exchange Offer must either (a) complete the accompanying Letter of Transmittal and forward it with the certificates representing the Shares to be tendered and any other required documents to the Exchange Agent or (b) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for them. Holders of Shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee must contact such institution to tender their Shares. Certificates representing the Shares may be physically delivered after effecting a valid tender pursuant to certain guaranteed delivery procedures. Physical delivery is not required if confirmation of book-entry transfers of such Shares to the Exchange Agent's account at The Depository Trust Company ("DTC") is delivered in a timely fashion. See "The Exchange Offer--How to Tender."

Listing and Trading
of Securities.........  On February 23, 1999, the last full trading day before the announcement of the Exchange Offer, the closing per share price for the Shares as reported by the AMEX was $5.75. Although the Company intends to use its best efforts to list the Debentures on the AMEX (or, in the event the Company is unable to list the Debentures on the AMEX, on another exchange of the Company's choosing), no assurance can be given that the Company will be able to list the Debentures on any exchange or, whether or not the Debentures are listed, that an active trading market will develop. See "Risk Factors-- Risks Relating to Debentures--Uncertainty as to Fair Market Value of Debentures; No Assurance of Public Market" and "The Exchange Offer--Listing and Trading of Securities."

Shares Outstanding....  24,766,465 Shares were outstanding as of February 3,
                        1999. In addition, as of that date, 6,060,606 Shares were issuable upon conversion of the Company's Series B Preferred Stock, and 562,500 Shares were issuable upon exercise of outstanding vested stock options.

Exchange Agent and
Trustee...............  IBJ Whitehall Bank & Trust Company will serve as the
                        Exchange Agent (the "Exchange Agent") in connection with the Exchange Offer and as Trustee (the "Trustee") under the Indenture (as defined herein). See "The Exchange Offer--Exchange Agent" and "Description of the Debentures--Regarding the Trustee."

Information Agent.....  D.F. King & Co., Inc. will serve as the Information
                        Agent (the "Information Agent") in connection with the Exchange Offer. Bankers and brokers can call the Information Agent collect at (212) 269-5550, all others can call the Information Agent toll free at (800) 848-2998. See "The Exchange Offer--Information Agent."

                                 RISK FACTORS

   An investment in the Company's securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing the Company's business. Please refer to the Company's Current Reports on Form 8-K, filed with the Commission on December 18, 1998, and January 26, 1999, for risk factors which relate to the Company's business operations. Additional risks and uncertainties of which the Company is not presently aware or that the Company currently deems immaterial may also impair its business operations. If any of these risks actually occur, the Company's business, financial condition and results of operations could be materially adversely affected. In such case, you may lose all or part of your investment. Certain of these risk factors are dependent on each other and so you should read this Risk Factors section, and those Risk Factors included in the Form 8-Ks referenced above, as a whole.

   This Offering Circular also contains forward-looking statements that involve risks and uncertainties. These forward-looking statements can be identified by the use of words such as: "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and their derivatives, opposites and similar expressions. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and those included in the Form 8-Ks referenced above.

Risks Relating to Retaining Shares

 Increased Leverage and Debt Service Obligations

   Following the Exchange Offer, the Company will be more leveraged and will have incurred additional debt service. At December 31, 1998, as adjusted to give effect to the issuance of the maximum $35,000,000 principal amount of the Debentures pursuant to the Exchange Offer, the total indebtedness of the Company and its subsidiaries would have been approximately $1.4 billion. In addition, assuming the issuance of the maximum $35,000,000 principal amount of Debentures pursuant to the Exchange Offer, the Company would incur debt service on the Debentures of approximately $3.85 million annually.

   The Company's increased level of indebtedness and the covenants contained in the Indenture may have several important effects on its future operations, including, without limitation:

     (i) a portion of the Company's cash flow from operations must be dedicated to the payment of interest and principal on its indebtedness, reducing the funds available for operations and for capital expenditures, including acquisitions;

     (ii) limitations on the Company's ability to borrow additional funds for working capital, capital expenditures, acquisitions and other purposes, or to dispose of assets, and upon its flexibility in planning for, and reacting to, changes in its business, including possible acquisition activities;

     (iii) the Company's increased leverage will result in greater vulnerability to adverse changes in general economic, industry and competitive conditions; and

     (iv) the Company may be placed at a relative competitive disadvantage as compared to certain of its competitors.

   The Company's ability to meet its debt service obligations and to reduce its total indebtedness will be dependent upon the Company's future performance, which will be subject to general economic, industry and competitive conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. There can be no assurance that the Company's business will continue to generate cash flow at or above current levels. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required, among other things, to seek additional financing in the debt or equity markets, to refinance or restructure all or a portion of its indebtedness, including the Debentures, to sell selected assets, or to reduce or delay planned capital expenditures and growth or business strategies. There can be no assurance that any such measures would be sufficient, or that any of these measures could be effected on satisfactory terms, if at all.

   If the Company fails to make any required payment of interest or principal with respect to the Debentures on a timely basis, such failure would constitute an Event of Default under the terms of the Indenture. An Event of Default under the Indenture could also trigger an event of default under certain other existing obligations of the Company, including its warehouse line and reverse repurchase agreements. As a result, the incurrence of additional debt resulting from the Exchange Offer will increase the risk of possible default by the Company with respect to its current and future obligations.

 No Assurance of Increased Earnings per Share

   Although one of the primary purposes of the Exchange Offer is to reduce the number of the Company's outstanding Shares, thereby offering the potential for increased earnings per share in the future, the reduction in equity and corresponding increase in indebtedness could have a negative effect on earnings per share. In this regard, the table set forth in the section entitled "Certain Pro Forma Financial Information" shows the pro forma effects of the Exchange Offer on the Company's financial results assuming the maximum and minimum number of Shares tendered.

 Market Issues

   The Exchange Offer will reduce the Company's stockholders' equity and increase its indebtedness, thereby increasing the Company's debt-to-equity ratio and its debt service obligations. There can be no assurance that the market will not regard these results unfavorably and that the price of the Shares will not be adversely affected. To the extent the stockholders exchange their Shares for Debentures, the number of Shares issued and outstanding will be reduced, thereby likely reducing the liquidity of an investment in the Shares.

 Possible Limitations on Common Stock Dividends

   To maintain its qualification as a REIT, the Company must make annual distributions to stockholders of at least 95% of its taxable income. While the Company has historically declared quarterly dividends (with the exception that no dividend was declared for the quarter ended December 31, 1998), a substantial portion of the Company's earnings, as calculated according to GAAP, were derived from the Company's taxable subsidiary, IFC. However, the Company is not required to distribute IFC's earnings unless IFC distributes such income as dividends to the Company. IFC intends to retain its future earnings to rebuild its capitalization that deteriorated as a result of 1998 third and fourth quarter losses. This decision effectively reduces the amount of taxable income the Company will be required to distribute and therefore reduces the amount of dividends that will be paid to its stockholders.

   In addition, in December 1997, the Company terminated the management agreement with its manager, ICAI, and paid ICAI consideration with a value of approximately $44.4 million as a termination fee. For each of the years 1999, 2000 and 2001, the Company intends to reduce its taxable income by offsetting approximately $11.0 million of such termination fee against its taxable income, which should reduce the amount of dividends required to be paid to the Company's stockholders and should allow the Company to retain earnings for the first $11.0 million earned by the Company over each of the next three years, or $0.35 per share, based upon 31,389,571 Shares outstanding as of February 3, 1999, on a fully diluted basis giving effect to the full conversion of Series B Preferred Stock and assuming the full exercise of all vested options outstanding on that date.

Risks Relating to Debentures

 Increased Leverage and Debt Service Obligations

   See "--Risks Relating to Retaining Shares--Increased Leverage and Debt Service Obligations."

 Loss of Rights Associated with Common Stock

   To the extent stockholders exchange their Shares for Debentures, they will be relinquishing certain rights available to holders of Shares in exchange for acquiring rights as holders of debt. Stockholders whose Shares are validly tendered and accepted for exchange will lose the right to share in any capital appreciation of the Shares, will not be entitled to vote upon any matters submitted to the Company's stockholders, and will no longer be entitled to dividends paid, if any, on the Shares. In addition, the liquidity of a tendering stockholder's investment in the Company will likely be reduced. See "--Uncertainty as to Fair Market Value of Debentures; No Assurance of Public Market."

 Subordination

   The Debentures will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness and effectively subordinated to all Indebtedness of the Company's subsidiaries, which includes borrowings under the Company's collateralized mortgage obligations, warehouse line and reverse repurchase agreements. The Debentures will rank senior only to other indebtedness of the Company that expressly provides that it is subordinated in right of payment to the Debentures, if any. In the event of bankruptcy, liquidation, insolvency, reorganization or similar proceeding relating to the Company, the assets of the Company will be available to pay obligations on the Debentures only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Debentures outstanding. The Company may not pay principal of or interest on the Debentures, make any deposit pursuant to defeasance provisions or repurchase or redeem or otherwise retire any Debentures if:

       (i) any payment obligation on Senior Indebtedness is not paid when due or

       (ii) any other event of default on Senior Indebtedness occurs that permits the holders of such Senior Indebtedness to accelerate the maturity of such Senior Indebtedness, in accordance with its terms, and the Trustee for the Debentures receives a notice of such default unless, in either case, the default has been cured or waived, any such acceleration has been rescinded or such Senior Indebtedness has been paid in full or, in the case of any default other than a payment default, 179 days have passed since the default notice is given.

   In addition, if there exists an event of default, as such term is defined in any instrument creating or evidencing any Designated Senior Indebtedness (described below), on any Designated Senior Indebtedness or if an executive officer of the Company has actual knowledge of a default on any Designated Senior Indebtedness, which with notice or lapse of time or both would become an event of default, then no payment can be made on the Debentures for a period of 179 days from the date of such event of default or the date that an executive officer of the Company obtains actual knowledge that there is such a default unless such default is cured or waived or a representative of such Designated Senior Indebtedness terminates the payment blockage period. Moreover, even if there is an Event of Default with respect to the Debentures and the Debentures are declared due and payable as a result thereof, no payment can be made on the Debentures while any Designated Senior Indebtedness is outstanding without the consent of the Designated Senior Indebtedness. In the event that there is an event of default under the Designated Senior Indebtedness or an executive officer of the Company has actual knowledge of a default under Designated Senior Indebtedness, which with notice or a lapse of time or both would become an event of default under the Designated Senior Indebtedness, and a payment is made on the Debentures in violation of the above provisions, holders of Debentures receiving such payment may be required to return the monies paid for the benefit of the Senior Indebtedness. In addition, in an insolvency, bankruptcy or liquidation scenario, there is always the risk that senior creditors would seek to recover any monies paid on the Debentures. Designated Senior Indebtedness includes the Company's collateralized mortgage obligations, reverse repurchase agreements and warehouse line agreements and any refundings or replacements thereof, as well as any other Senior Indebtedness designated by the Company from time to time as Designated Senior Indebtedness.

   There are no restrictions in the Indenture on the ability of the Company to designate Senior Indebtedness as Designated Senior Indebtedness. As of December 31, 1998, the Company and its subsidiaries had approximately

$1.4 billion of Indebtedness outstanding, all of which would be Senior Indebtedness. Additional Senior Indebtedness may be incurred by the Company and its subsidiaries from time to time. See "Description of the Debentures-- Subordination" and "--Financial Covenants."

 Risk of Prepayment

   Commencing February 15, 2001, the Debentures are subject to redemption at the option of the Company in whole or in part from time to time without penalty or premium upon notice to the holders of the Debentures.
See "Description of the Debentures--Redemption." As a result, the Debentures may be prepaid at a time when interest rates may be generally declining, and the holders of the Debentures at that time may be forced to reinvest the redemption proceeds in securities with a lower rate of interest.

 Uncertainty as to Fair Market Value of Debentures; No Assurance of Public
 Market

   The fair market value of the Debentures will be a function of a variety of factors, including the existence or nonexistence of an active trading market for the Debentures, the financial condition and prospects of the Company, the level of interest rates and general economic conditions. No assurance can be given that the fair market value of the Debentures will equal the face amount thereof. Although the Company intends to use its best efforts to list the Debentures on the AMEX (or, in the event the Company is unable to list the Debentures on the AMEX, on another exchange of the Company's choosing), no assurance can be given that the Company will be able to list the Debentures. Even if the Debentures are listed there can be no assurance that an active trading market for the Debentures will develop or that, if developed, it will be sustained. Based on the foregoing factors, no assurance can be given that holders of the Debentures will be able to sell the Debentures at a price equal to the face amount thereof.

 Status of Subsidiaries and IFC; Effects of Asset Encumbrances

   The Debentures will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Debentures will also be effectively subordinated to all Indebtedness of the Company's subsidiaries. The Debentures are not guaranteed by any of the subsidiaries of the Company or IFC and, therefore, should the Company fail to satisfy any payment obligation under the Debentures, the holders would not have a direct claim therefor against the subsidiaries or IFC. Any indebtedness incurred directly by the subsidiaries of the Company or IFC, including guarantees, will be senior in right of payment to the common stock of such entities. This means that in the event of any liquidation or bankruptcy of a subsidiary or IFC, all debt of such entity, whether secured or unsecured, would be entitled to be paid before any amounts would be available to the Company by virtue of ownership of the capital stock. The Indenture will not limit the ability of the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness. Moreover, certain Senior Indebtedness of the Company is now and may in the future be guaranteed by, and secured by the assets of, the Company's subsidiaries or IFC. In the event of a default under any such Senior Indebtedness, the lenders thereunder would be entitled to a claim on the assets securing such indebtedness. Accordingly, because of any or all of the above, the Company may not have sufficient monies available from its subsidiaries or from other means, or assets remaining after payment of prior claims from time to time, to pay amounts due on the Debentures. In addition, IMH Assets Corp. is the Company's wholly-owned special purpose "bankruptcy remote" entity. Its assets are comprised of CMO collateral, in the amount of approximately $1.2 billion at December 31, 1998, which amount would not be available to satisfy claims of creditors of the Company on a consolidated basis.

Certain United States Federal Income Tax Risks

   For Federal income tax purposes, the Company's delivery of Debentures in exchange for Shares will be treated as a redemption of the Shares. Generally, such a redemption will be treated as a sale of Shares to the Company for an amount equal to the issue price of the Debentures (which should equal the fair market value of the Debentures on the issue date or the fair market value of the Shares tendered, depending upon whether the Debentures are publicly traded, plus any amount of cash paid by the Company in lieu of fractional interests in the Debentures). If the redemption is treated as a sale, then a stockholder would recognize a capital loss on the redemption to the extent the stockholder's basis in the Shares exchanged exceeded the issue price of the Debentures. A stockholder would recognize a capital gain to the extent the issue price of the Debentures exceeded the stockholder's basis in the Shares exchanged.

   If, however, certain tests are not satisfied, then the redemption will not be treated as a payment by the Company in exchange for Shares, but will be treated instead as a distribution by the Company with respect to the Shares. The determination of whether the tests for sale treatment are satisfied is done on a stockholder by stockholder basis so that the redemption could qualify as a sale for one stockholder and yet be treated as a distribution to another stockholder. Generally, the redemption should qualify for sale treatment for those stockholders who have a minimal interest in the Company, who exercise no control over the Company's affairs, and whose proportionate interest in the Company is reduced as a result of the redemption.

   If the redemption is treated as a distribution, then the stockholder would recognize ordinary dividend income as a result of the redemption equal to the sum of the cash received plus the fair market value of the Debentures received to the extent the Company has sufficient earnings and profits for the year to support such dividend treatment. In addition, while the marginal tax rates for dividends and capital gains remain the same for corporate stockholders, the top income tax rate on ordinary income of individuals (39.6%) will exceed the maximum tax rates on long-term capital gains (20%). See "Certain United States Federal Income Tax Consequences--Taxation of the Exchange Offer."

   The Debentures may be issued with significant original issue discount ("OID"). Consequently, holders of the Debentures may be required to recognize significant amounts of income in advance of receipt of the cash payments to which the income is attributable regardless of the holders' methods of accounting. See "Certain United States Federal Income Tax Consequences-- Taxation of the Debentures."

                 SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated statement of operations data for the Company and for IFC for each of the years in the three-year period ended December 31, 1997, and the consolidated balance sheet data as of December 31, 1997 and 1996, were derived from the Company's and IFC's financial statements audited by KPMG LLP ("KPMG"), independent auditors, whose reports are incorporated by reference herein. The selected consolidated statements of operations data for each of the years in the two-year period ended December 31, 1994, and the consolidated balance sheet data as of December 31, 1995, 1994 and 1993, were derived from the combined financial statements of the Company and IFC, audited by KPMG. Such selected financial data should be read in conjunction with those financial statements and the notes thereto and with
Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference herein.

   The selected data for the Company and for IFC presented for the nine month periods ended September 30, 1998 and 1997, and as of September 30, 1998 and 1997, are derived from the unaudited consolidated financial statements of the Company and IFC. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's and IFC's financial position and results of operations for the periods presented. The results of operations of any interim period are not necessarily indicative of results to be expected for a full fiscal year.

                         IMPAC MORTGAGE HOLDINGS, INC.
                (in thousands, except per share and ratio data)

                            Nine Months Ended
                              September 30,                 Year Ended December 31,
                          ----------------------  ------------------------------------------------
                             1998        1997        1997         1996   1995(1)  1994(1)  1993(1)
                          ----------  ----------  ----------    -------- -------- -------  -------
Statement of Operations
 Data:
Revenues:
Interest income.........  $  127,591  $   76,709  $  109,533    $ 63,673 $  2,851 $  292   $   767
Equity in net earnings
 (loss) of Impac Funding
 Corporation............      (3,912)      6,132       8,316         903    1,489    532     4,192
Equity in net loss of
 Impac Commercial
 Holdings, Inc..........        (998)       (778)       (239)        --       --     --        --
Other income............       2,025       1,436       2,249         593      244     83       320
                          ----------  ----------  ----------    -------- -------- ------   -------
                             124,706      83,499     119,859      65,169    4,584    907     5,279
                          ----------  ----------  ----------    -------- -------- ------   -------

Expenses:
Interest on CMO
 borrowings and reverse
 repurchase agreements..      94,632      54,816      76,577      44,144    1,116    --        --
Interest on borrowings
 from Southern Pacific
 Bank...................         --          --          --          --       599    127       334
Write down on investment
 securities available-
 for-sale...............      12,825         --          --          --       --     --        --
Loss on equity
 investment.............       9,076         --          --          --       --     --        --
General and
 administrative and
 other expense..........       3,908       1,394       1,851       1,449      209    225       --
Provision for loan
 losses.................       2,099       4,243       6,843       4,350      488     95       --
Advisory fees...........         --        4,313       6,242       3,347       38    --        --
Termination agreement
 expense................         --          --       44,375         --       --     --        --
                          ----------  ----------  ----------    -------- -------- ------   -------
                             122,540      64,766     135,888      53,290    2,450    447       531
                          ----------  ----------  ----------    -------- -------- ------   -------
Earnings (loss) before
 income taxes...........       2,166      18,733     (16,029)     11,879    2,134    460     4,748
Income taxes (benefit)..         --          --          --          --        76    (30)      234
                          ----------  ----------  ----------    -------- -------- ------   -------
Net earnings (loss).....  $    2,166  $   18,733  $  (16,029)   $ 11,879 $  2,058 $  490   $ 4,514
                          ==========  ==========  ==========    ======== ======== ======   =======
Basic net earnings
 (loss) per share.......  $     0.09  $     1.27  $    (0.99)   $   1.34 $   0.05 $  --    $   --
                          ==========  ==========  ==========    ======== ======== ======   =======
Diluted net earnings
 (loss) per share.......  $     0.09  $     1.25  $    (0.99)   $   1.32 $   0.05 $  --    $   --
                          ==========  ==========  ==========    ======== ======== ======   =======
Dividends declared per
 share..................  $     0.97  $     1.22  $     1.68    $   1.61 $    --  $  --    $   --
                          ==========  ==========  ==========    ======== ======== ======   =======
Net earnings per share
 before termination
 agreement expense......  $     0.09  $     1.25  $     1.72    $   1.32 $   0.05 $  --    $   --
                          ==========  ==========  ==========    ======== ======== ======   =======
Ratio of earnings to
 fixed charges and
 preference
 dividends(2)...........        1.0x        1.2x         -- (3)     1.2x     1.6x   1.6x      9.9x
                          ==========  ==========  ==========    ======== ======== ======   =======


                            At September 30,                    At December 31,
                          ----------------------  ------------------------------------------------
                             1998        1997        1997         1996   1995(1)  1994(1)  1993(1)
                          ----------  ----------  ----------    -------- -------- -------  -------
Balance Sheet Data:
Cash and cash
 equivalents............  $    2,204  $   35,907  $   16,214    $ 22,610 $  2,824 $  --    $   --
CMO collateral..........   1,291,722     694,387     794,893     501,744      --     --        --
Mortgage loans held-for-
 investment.............      24,907     106,158     257,717         914      --     --        --
Finance receivables.....     562,429     301,370     533,101     362,312  583,021  3,120     8,135
Investment in Impac
 Funding Corporation....      23,210      24,938      27,122       9,896      866  6,335     5,446
 Total assets...........   2,115,748   1,296,147   1,752,812     972,355  613,688  9,365    13,591
CMO borrowings..........   1,198,074     645,145     741,907     474,513      --     --        --
Reverse repurchase
 agreements.............     619,238     399,292     755,559     357,716  567,727    --        --
Other borrowings........      16,580         --          --          --       --     --        --
 Total debt.............   1,833,892   1,044,437   1,497,466     832,229  567,727    --        --
Common stock............     314,471     244,192     283,012     135,521   42,500    --        --
 Total stockholders'
  equity................  $  231,415  $  238,673  $  229,030    $129,190 $ 45,236 $6,853   $ 6,006
Book value per common
 share..................  $     9.43  $    11.76  $    10.16    $   9.16 $   7.10 $  --    $   --

--------
(1) Data prior to the Company's IPO is based upon the historical operations of IWLG as a division of Southern Pacific Bank, and includes the Company's equity interest in IFC as a division of Imperial Credit Industries, Inc.

(2) Earnings used in computing the ratio of earnings to fixed charges and preference dividends consist of earnings before income taxes plus fixed charges. Fixed charges and preference dividends consist of interest expense, rental expense deemed to represent the interest factor and preferred stock dividend requirements.

(3) Earnings were insufficient to cover fixed charges. The amount of the coverage deficiency for the year ended December 31, 1997 was $16.0 million.

                           IMPAC FUNDING CORPORATION
                     (in thousands, except Operating Data)

                          Nine Months Ended
                            September 30,             Year Ended December 31,
                          ------------------ ------------------------------------------
                            1998      1997     1997     1996     1995    1994    1993
                          --------  -------- -------- -------- -------- ------- -------
Statement of Operations
 Data:
Revenues:
Interest income.........  $ 40,330  $ 32,004 $ 48,020 $ 32,799 $  1,249 $   --  $   --
Mark-to-market loss on
 mortgage loans.........   (21,041)      --       --       --       --      --      --
Gain on sale of loans...    18,932    14,378   19,414    7,747    4,135   2,291   5,859
Loan servicing income...     4,521     3,018    4,109    1,250    5,159   4,043   1,377
Gain on sale of
 servicing rights.......       --        --       --       --       370   4,188   5,332
Other income............       374       505      643      --       --      --      --
                          --------  -------- -------- -------- -------- ------- -------
                            43,116    49,905   72,186   41,796   10,913  10,522  12,568
                          --------  -------- -------- -------- -------- ------- -------
Expenses:
Interest expense on
 borrowings.............    33,594    28,536   41,628   31,751    1,786     538     127
General and
 administrative and
 other expense..........    11,306     7,207   10,047    7,154    3,662   6,333   4,507
Amortization of mortgage
 servicing rights.......     4,683     1,896    2,827      613    2,892   2,070     459
Provision for
 repurchases............       366     1,548    3,148      687      --      655     175
                          --------  -------- -------- -------- -------- ------- -------
                            49,949    39,187   57,650   40,205    8,340   9,596   5,268
                          --------  -------- -------- -------- -------- ------- -------
Earnings (loss) before
 income taxes...........    (6,833)   10,718   14,536    1,591    2,573     926   7,300
Income taxes (benefit)..    (2,885)    4,525    6,136      679    1,069     389   3,066
                          --------  -------- -------- -------- -------- ------- -------
Net earnings (loss).....  $ (3,948) $  6,193 $  8,400 $    912 $  1,504 $   537 $ 4,234
                          ========  ======== ======== ======== ======== ======= =======
Operating Data (in
 millions):

Mortgage loan
 acquisitions (volume)..  $  1,878  $  1,850 $  2,571 $  1,542 $  1,133 $ 1,726 $ 2,149
Servicing portfolio at
 period-end.............  $  3,366  $  2,416 $  3,029 $  1,550 $    512 $ 1,868 $   950

                           At September 30                At December 31,
                          ------------------ ------------------------------------------
                            1998      1997     1997     1996     1995    1994    1993
                          --------  -------- -------- -------- -------- ------- -------
Balance Sheet Data:
Residual interests in
 securitizations........  $    --   $    --  $    --  $ 46,949 $    --  $   --  $   --
Mortgage loans held-for-
 sale...................   464,921   588,834  620,549  334,104  544,275     --      --
Mortgage servicing
 rights.................    19,461    15,615   15,568    8,785      --   11,453   9,551
  Total assets..........   544,873   677,700  656,944  399,171  552,631  12,097  10,158
Borrowings from IWLG....   432,659   236,544  454,840  327,422  550,291     --      --
Other borrowings........    45,864   339,713  148,307      --       --      --      --
Borrowings from
 affiliates.............    27,419    55,972    6,198   54,803      --    5,698   4,657
  Total stockholders'
   equity...............  $ 23,448  $ 25,190 $ 27,396 $  9,996 $    875 $ 6,399 $ 5,501

                    CERTAIN PRO FORMA FINANCIAL INFORMATION
                (in thousands, except per share and ratio data)

   The following table shows the pro forma effects the Exchange Offer would have had on the adjusted financial condition and results of operations of the Company for the year ended December 31, 1997 and for the nine months ended September 30, 1998, assuming (i) the issuance of 1,200,000 shares of Series B Preferred Stock on December 22, 1998 had occurred on the first day of each such period and (ii) the minimum and maximum number of shares were tendered, respectively, and were valued at the maximum Exchange Price of $7.00 per Share.

                            Nine Months Ended September 30, 1998               Year Ended December 31, 1997
                           -------------------------------------------    -----------------------------------------------
                                               Pro Forma                                        Pro Forma
                                     ---------------------------------                -----------------------------------
                                                Exchange and Series                                Exchange and Series
                                                    B Preferred                                        B Preferred
                                                     Offerings                                          Offerings
                                                ----------------------                             ----------------------
                                                 Minimum      Maximum                               Minimum      Maximum
                                     Series B   Number of    Number of                Series B     Number of    Number of
                                     Preferred   Shares       Shares                  Preferred     Shares       Shares
                            Actual   Offering   Exchanged    Exchanged     Actual     Offering     Exchanged    Exchanged
                           --------  ---------  ---------    ---------    --------    ---------    ---------    ---------
Statement of Operations
 Data:
Revenues:
Interest income..........  $127,591  $127,591   $127,591     $127,591     $109,533    $109,533     $109,533     $109,533
Equity in net earnings
 (loss) of Impac Funding
 Corporation.............    (3,912)   (3,912)    (3,912)      (3,912)       8,316       8,316        8,316        8,316
Equity in net loss of
 Impac Commercial
 Holdings, Inc...........      (998)     (998)      (998)        (998)        (239)       (239)        (239)        (239)
Other income.............     2,025     2,025      2,025        2,025        2,249       2,249        2,249        2,249
                           --------  --------   --------     --------     --------    --------     --------     --------
                            124,706   124,706    124,706      124,706      119,859     119,859      119,859      119,859
                           --------  --------   --------     --------     --------    --------     --------     --------
Expenses:
Interest on CMO
 borrowings and reverse
 repurchase agreements...    94,632    93,902     93,902       93,902       76,577      75,402       75,402       75,402
Interest expense on
 debentures payable......       --        --         737        3,685          --          --           983        4,913
Writedown on investment
 securities available-
 for-sale................    12,825    12,825     12,825       12,825          --          --           --           --
Loss on equity
 investment..............     9,076     9,076      9,076        9,076          --          --           --           --
General and
 administrative and other
 expense.................     3,908     3,908      3,908        3,908        1,851       1,851        1,851        1,851
Provision for loan
 losses..................     2,099     2,099      2,099        2,099        6,843       6,843        6,843        6,843
Advisory fees............       --        --         --           --         6,242       6,242        6,242        6,242
Termination agreement
 expense.................       --        --         --           --        44,375      44,375       44,375       44,375
                           --------  --------   --------     --------     --------    --------     --------     --------
                            122,540   121,810    122,547      125,495      135,888     134,713      135,696      139,626
                           --------  --------   --------     --------     --------    --------     --------     --------
Net earnings (loss)......  $  2,166  $  2,896   $  2,159     $   (789)    $(16,029)   $(14,854)    $(15,837)    $(19,767)
                           ========  ========   ========     ========     ========    ========     ========     ========
Net earnings (loss)......  $  2,166  $  2,896   $  2,159     $   (789)    $(16,029)   $(14,854)    $(15,837)    $(19,767)
Less cash dividends on
 cumulative convertible
 preferred stock.........       --     (2,363)    (2,363)      (2,363)         --       (3,150)      (3,150)      (3,150)
Net earnings (loss)
 available to common
 stockholders............  $  2,166  $    533   $   (204)    $ (3,152)    $(16,029)   $(18,004)    $(18,987)    $(22,917)
                           ========  ========   ========     ========     ========    ========     ========     ========
Basic and diluted net
 earnings (loss) per
 common share............  $   0.09  $   0.02   $  (0.01)    $  (0.17)    $  (0.99)   $  (1.11)    $  (1.24)    $  (2.03)
                           ========  ========   ========     ========     ========    ========     ========     ========
Shares used in
 computation:
 Basic...................    23,669    23,669     22,699       18,669       16,267      16,267       15,267       11,267
                           ========  ========   ========     ========     ========    ========     ========     ========
 Diluted.................    23,871    23,871     22,699       18,669       16,267      16,267       15,267       11,267
                           ========  ========   ========     ========     ========    ========     ========     ========
Ratio of earnings to
 fixed charges and
 preference
 dividends(1)............      1.0x      1.0x        -- (2)       -- (2)       -- (2)      -- (2)       -- (2)       -- (2)
                           ========  ========   ========     ========     ========    ========     ========     ========

                             Nine Months Ended September 30, 1998            Year Ended December 31, 1997
                          ------------------------------------------- -------------------------------------------
                                                Pro Forma                                   Pro Forma
                                     --------------------------------            --------------------------------
                                                Exchange and Series B                       Exchange and Series B
                                                 Preferred Offerings                         Preferred Offerings
                                                ---------------------                       ---------------------
                                                 Minimum    Maximum                          Minimum    Maximum
                                      Series B  Number of  Number of              Series B  Number of  Number of
                                     Preferred    Shares     Shares              Preferred    Shares     Shares
                            Actual    Offering  Exchanged  Exchanged    Actual    Offering  Exchanged  Exchanged
                          ---------- ---------- ---------- ---------- ---------- ---------- ---------- ----------
Balance Sheet Data:
Cash and cash
 equivalents............  $    2,204 $   14,237 $   14,237 $   14,237 $   16,214 $   28,247 $   28,247 $   28,247
CMO collateral..........   1,291,722  1,291,722  1,291,722  1,291,722    794,893    794,893    794,893    794,893
Mortgage loans
 held-for-investment....      24,907     24,907     24,907     24,907    257,717    257,717    257,717    257,717
Finance receivables.....     562,429    562,429    562,429    562,429    533,101    533,101    533,101    533,101
Investment in Impac
 Funding Corporation....      23,210     23,210     23,210     23,210     27,122     27,122     27,122     27,122
 Total assets...........   2,115,748  2,127,781  2,127,781  2,127,781  1,752,812  1,764,845  1,764,845  1,764,845
CMO borrowings..........   1,198,074  1,198,074  1,198,074  1,198,074    741,907    741,907    741,907    741,907
Reverse repurchase
 agreements.............     619,238    619,351    619,351    619,351    755,559    739,092    739,092    739,092
Other borrowings........      16,580        --         --         --         --         --         --         --
Debentures payable......         --         --       5,937     29,687        --         --       5,937     29,687
 Total debt.............   1,833,892  1,817,425  1,823,362  1,847,112  1,497,466  1,480,999  1,486,936  1,510,686
Cumulative convertible
 preferred stock........         --      28,500     28,500     28,500        --      28,500     28,500     28,500
Common stock............     314,471    314,471    308,334    284,584    283,012    283,012    276,875    253,125
 Total stockholders'
  equity................  $  231,415 $  259,915 $  253,778 $  230,028 $  229,030 $  257,530 $  251,393 $  227,643
Common shares
 outstanding............      24,550     24,550     23,550     19,550     22,546     22,546     21,546     17,546
Book value per common
 share..................  $     9.43 $     9.37 $     9.50 $    10.23 $    10.16 $    10.09 $    10.28 $    11.26

                                          Nine Months Ended      Year Ended
                                         September 30, 1998   December 31, 1997
                                         ------------------- -------------------
                                          Minimum   Maximum   Minimum   Maximum
                                         Number of Number of Number of Number of
                                          Shares    Shares    Shares    Shares
                                         Exchanged Exchanged Exchanged Exchanged
                                         --------- --------- --------- ---------
Par value of Debentures issued.........   $ 7,000   $35,000   $ 7,000   $35,000
                                          =======   =======   =======   =======
Interest expense incurred during period
 at 11%................................   $   578   $ 2,888   $   770   $ 3,850
Amortization of the discount of
 $1,063,000 and $5,313,000 for the
 minimum and maximum Shares exchanged,
 respectively..........................       159       797       213     1,063
                                          -------   -------   -------   -------
Interest expense adjustment............   $   737   $ 3,685   $   983   $ 4,913
                                          =======   =======   =======   =======
Par value of Debentures................   $ 7,000   $35,000   $ 7,000   $35,000
Less: Discount 15.2%(3)................    (1,063)   (5,313)   (1,063)   (5,313)
                                          -------   -------   -------   -------
Carrying value of Debentures issued....     5,937    29,687     5,937    29,687
Estimated stock acquisition costs......       200       200       200       200
                                          -------   -------   -------   -------
Common stock acquired..................   $ 6,137   $29,887   $ 6,137   $29,887
                                          =======   =======   =======   =======

-------
(1) Earnings used in computing the ratio of earnings to fixed charges and preference dividends consist of earnings before income taxes plus fixed charges. Fixed charges and preference dividends consist of interest expense, rental expense deemed to represent the interest factor and preferred stock dividend requirements.

(2) Earnings were insufficient to cover fixed charges. The amount of the coverage deficiency for the nine months ended September 30, 1998, (i) adjusted to give effect to the issuance of 1,200,000 shares of Series B Preferred Stock and (ii) as further adjusted to give effect to the exchange of Debentures assuming the minimum and maximum number of Shares, respectively were tendered at December 31, 1997 was $240,000 and $3.2 million. The coverage deficiency for the year ended December 31, 1997 on an actual basis and on a pro forma basis was $16.0 million, $18.0 million, $19.0 million and $22.9 million, respectively.

(3) The discount is equal to the difference between an assumed Average Price of $5.9375 per share (based upon the closing sales price of the Company's Common Stock for the two day period ended February 10, 1999) and the Maximum Exchange Price of $7.00 per Share of the Debentures to be issued in exchange for the Shares.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company (i) actual at September 30, 1998, (ii) as adjusted to give effect to the issuance of 1,200,000 shares of the Series B Preferred Stock on December 22, 1998 and
(iii) as further adjusted to give effect to the exchange of Debentures assuming the minimum and maximum number of Shares were tendered, respectively, and were valued at the maximum Exchange Price of $7.00 per Share.

                                              At September 30, 1998
                                      ----------------------------------------
                                                          As Further Adjusted
                                                          --------------------
                                                           Minimum    Maximum
                                                          Number of  Number of
                                                   As      Shares     Shares
                                       Actual   Adjusted  Exchanged  Exchanged
                                      --------  --------  ---------  ---------
Debt:
Reverse repurchase agreements........ $619,238  $619,351  $619,351   $619,351
Other borrowings.....................   16,580       --        --         --
11% Senior Subordinated Debentures
 due February 15, 2004...............      --        --      5,937     29,687
                                      --------  --------  --------   --------
  Total debt.........................  635,818   619,351   625,288    649,038
                                      --------  --------  --------   --------
Stockholders' Equity:
Preferred Stock; $0.01 par value;
 10,000,000 shares authorized; none
 issued and outstanding (actual);
 1,200,000 shares Series B Preferred
 Stock issued and outstanding (as
 adjusted and as further adjusted)...      --     28,500    28,500     28,500
Common Stock; $0.01 par value;
 50,000,000 shares authorized;
 24,549,840 shares issued and
 outstanding (actual and as
 adjusted); 23,549,840 and 19,549,840
 issued and outstanding (as further
 adjusted, minimum and maximum
 respectively).......................  314,471   314,471   308,334    284,584
Retained earnings....................   (1,668)   (1,668)   (1,668)    (1,668)
Cumulative dividends declared........  (79,080)  (79,080)  (79,080)   (79,080)
Other stockholders' equity...........   (2,308)   (2,308)   (2,308)    (2,308)
                                      --------  --------  --------   --------
  Total stockholders' equity.........  231,415   259,915   253,778    230,028
                                      --------  --------  --------   --------
  Total capitalization............... $867,233  $879,266  $879,066   $879,066
                                      ========  ========  ========   ========

              DISTRIBUTION POLICY AND PRICE RANGE OF COMMON STOCK

   The Company's Common Stock is listed on the AMEX under the symbol IMH. The following table sets forth for the high and low closing sales prices for the Company's Common Stock as reported by the AMEX for the periods indicated:

                                                                   Price Range
                                                                  -------------
                                                                   High   Low
                                                                  ------ ------
   1997(1)
   First Quarter................................................. $17.67 $14.58
   Second Quarter................................................  18.67  13.25
   Third Quarter.................................................  19.17  16.25
   Fourth Quarter................................................  18.58  14.69

   1998
   First Quarter................................................. $18.25 $15.88
   Second Quarter................................................  17.75  14.00
   Third Quarter.................................................  16.88  10.00
   Fourth Quarter................................................  11.75   3.38

   1999
   First Quarter (through February 23)........................... $ 6.00 $ 4.50

--------
(1) Adjusted to reflect a 3-for-2 common stock split effective November 24 , 1997.

   On February 23, 1999, the last reported sale price of the Common Stock on the AMEX was $5.75 per share. As of February 18, 1999, there were approximately 875 holders of record (including holders who are nominees for an undetermined number of beneficial owners) of the Company's Common Stock.

   In October 1998, the Board of Directors authorized the purchase from time to time of up to $5.0 million of Shares at management's discretion in open market purchases. Through February 10, 1999, the Company had purchased approximately 184,100 Shares for $998,700 pursuant to this authorization. No such Shares will be purchased by the Company during the pendency of the Exchange Offer or until ten business days following the expiration or termination of the Exchange Offer.

   Pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRI Plan"), stockholders can acquire additional Shares by reinvesting their cash dividends at 97% (subject to change by the Company) of the average high and low market prices as reported on the AMEX on the Investment Date (as described in the DRI Plan) to the extent Shares acquired pursuant to the DRI Plan are issued by the Company, rather than being acquired on the open market. Stockholders may also purchase additional Shares through the cash investment option to purchase Shares at 97% (subject to change by the Company) of the average high and low market prices as reported on the AMEX during the three trading days preceding the Investment Date (as described in the DRI Plan).

   To maintain its qualification as a REIT, the Company must make annual distributions to stockholders of at least 95% of its taxable income. While the Company has historically declared quarterly dividends (with the exception that no dividend was declared for the quarter ended December 31, 1998), a substantial portion of the Company's earnings, as calculated according to GAAP, were derived from the Company's taxable subsidiary, IFC. However, the Company is not required to distribute IFC's earnings unless IFC distributes such income as dividends to the Company. IFC intends to retain its future earnings to rebuild its capitalization that deteriorated as a result of 1998 third and fourth quarter losses. This decision effectively reduces the amount of taxable income the Company will be required to distribute and therefore reduces the amount of dividends that will be paid to its stockholders.

   In addition, in December 1997, the Company terminated the management agreement with its manager, ICAI, and paid ICAI consideration with a value of approximately $44.4 million as a termination fee. For each of the years 1999, 2000 and 2001, the Company intends to reduce its taxable income by offsetting approximately $11.0 million of such termination fee against its taxable income, which should reduce the amount of dividends required to be paid to the Company's stockholders and should allow the Company to retain earnings for the first $11.0 million earned by the Company over each of the next three years, or $0.35 per share based upon 31,389,571 Shares outstanding as of February 3, 1999, on a fully diluted basis giving effect to the full conversion of Series B Preferred Stock and assuming the full exercise of all vested options outstanding on that date.

   Any taxable income remaining after the distribution of the regular quarterly or other dividends will be distributed annually on or prior to the date of the first regular quarterly dividend payment date of the following taxable year, at the discretion of the Board of Directors. All distributions in excess of those required for the Company to maintain REIT status will be made by the Company at the discretion of the Board of Directors and will depend on the taxable earnings of the Company, the financial condition of the Company, and such other factors as the Board of Directors deems relevant. The Board of Directors has not established a minimum distribution level. The following table sets forth the dividends paid or declared by the Company:

         Period Covered                  Stockholder Record Date Per Share Dividend Amount(1)
         --------------                  ----------------------- ----------------------------
Quarter ended March 31, 1996...........    April 24, 1996                   $0.26
Quarter ended June 30, 1996............    June 13, 1996                     0.30
Quarter ended September 30, 1996.......    September 30, 1996                0.35
Special Dividend.......................    November 15, 1996                 0.28
Quarter ended December 31, 1996........    December 31, 1996                 0.37
Quarter ended March 31, 1997...........    April 1, 1997                     0.39
Quarter ended June 30, 1997............    September 15, 1997                0.40
Quarter ended September 30, 1997.......    September 15, 1997                0.43
Quarter ended December 31, 1997........    December 31, 1997                 0.46
Quarter ended March 31, 1998...........    April 9, 1998                     0.48
Quarter ended June 30, 1998............    July 1, 1998                      0.49
Quarter ended September 30, 1998(2)....    October 9, 1998                   0.49

--------
(1) Adjusted to reflect 3-for-2 common stock split effective November 24, 1997.

(2) The date of payment of the dividend was delayed until January 6, 1999 and the Company paid an additional cash dividend of $0.0039 per share in interest to stockholders of record on October 9, 1998. The Company did not declare a dividend for the fourth quarter of 1998 and does not expect to declare a material dividend for the first quarter of 1999.

   Distributions to stockholders will generally be taxable as ordinary income, although a portion of such distributions may be designated by the Company as capital gain or may constitute a tax-free return of capital. Of the total dividends paid during 1998 and 1997, approximately $8.9 million and $5.5 million, respectively, represented a tax-free return of capital. The Company annually furnishes to its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital.

                                  THE COMPANY

Description of Operations

   The Company is a mortgage loan investment company that originates, purchases, sells, securitizes and invests in residential mortgage loans. To date, the Company has purchased and invested primarily in non-conforming residential mortgages. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government sponsored agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. The Company conducts its business through three operations:

  . its conduit operations purchases, sells and securitizes residential mortgages;

  . its long-term investment operations invests in mortgages and securities backed by mortgages; and

  . its warehouse lending operations provides warehouse and repurchase financing facilities to originators of mortgage loans.

   The Company chooses to be taxed at the corporate level as a real estate investment trust, or a "REIT," for federal income tax purposes. This generally allows the Company to pass through its income to stockholders without payment of federal income tax.

 Conduit Operations

   The Company's conduit operations primarily purchases non-conforming mortgage loans from its network of third party correspondents. The Company subsequently securitizes or sells these loans to permanent investors, including its long-term investment operations. The Company competes effectively with other non-conforming mortgage loan conduits by designing non-conforming mortgage loans which suit the needs of its correspondent loan originators and their borrowers. The Company provides an efficient loan purchasing process, flexible purchase commitment options and competitive pricing. The Company's conduit operations:

  . generates revenues from securitizations and loan sales to third party investors; and

  . supplies its long-term investment operations with non-conforming mortgage assets.

 Long-Term Investment Operations

   The Company's long-term investment operations invests in mortgage loans and securities backed by mortgages. To date, the Company's long-term investment operations has invested primarily in non-conforming residential mortgage assets and, to a lesser extent, in second mortgage loans. The Company earns income from the net interest income that it receives on its mortgage assets.

   The Company finances the purchase of its mortgage assets with:

  .  borrowings under mortgage financing facilities;

  . proceeds from the sale of its loans on a whole loan basis or through securitization; and

  .  its own capital.

The Company's conduit operations helps its investment objectives by selling to the Company's long-term investment operations non-conforming residential mortgage assets at similar prices paid by institutional investors and other third parties.

 Warehouse Lending Operations

   The Company's warehouse lending operations provides warehouse and repurchase financing facilities to the Company's conduit operations and other third party mortgage banks. Third party mortgage banks use these financing facilities to finance their purchase of mortgage loans until they are able to sell the loans. The Company earns income from interest paid to it by these third party entities under these financing facilities.

Recent Developments

 Market Turmoil in late 1998

   During the third quarter of 1998, the Company experienced a significant decrease in its liquidity because of the deterioration of the mortgage-backed securities market and margin calls its lenders made on the Company's financings and warehouse facilities. Margin calls result when lenders deem the market value of the collateral securing financings to be below the amount of borrowings and require the borrower either to reduce the amount of borrowings under the financing facilities or to provide them with additional equity or collateral to secure the borrowings. The Company delayed the payment of its third quarter dividend and sold mortgage loans and mortgage-backed securities as a result of these margin calls. The delayed dividend was paid on January 6, 1999. Future margin calls may adversely affect the Company's ability to pay dividends in future periods. Depending upon the state of the mortgage industry, any future margin calls and the terms of any sale of mortgage assets, the Company may incur future losses.

   The Company reduced its exposure to margin calls on its existing borrowings under its current warehouse lines and repurchase facilities by selling mortgage loans and paying down outstanding borrowings on these facilities with the proceeds. In the fourth quarter of 1998, the Company made changes in its business strategy to compete more effectively in the new market environment and increase its liquidity by:

  .  raising interest rates on its loan programs;

  . decreasing and capping the amount of premiums paid on its loan acquisitions; and

  .  reducing its staffing levels by approximately 25%.

   In the fourth quarter of 1998, the Company sold $250.4 million of mortgage loans and $8.9 million of mortgage-backed securities, which increased its liquidity by $13.6 million, after it paid down borrowings related to those assets. However, the Company took a $41.7 million non-cash charge in the third quarter of 1998 for certain write downs of its mortgage loans, equity investments and investment securities available-for-sale portfolios. Largely as a result of these charges, the Company incurred a net loss of $20.6 million for the quarter ended September 30, 1998 and a net loss of approximately $8.1 million for the quarter ended December 31, 1998, primarily the result of losses on the sale of whole loans which the Company had accumulated for securitization and an impairment charge to the Company's mortgage loan servicing portfolio. The Company chose to sell out of its mortgage loan positions and protect stockholder value rather than continue to expose the Company to further market risk while accumulating these loans for securitization. The Company did not declare a dividend for the quarter ended December 31, 1998 and does not expect to declare any material dividend for the first quarter of 1999.

   The Company's loan originations decreased in the fourth quarter of 1998 and the Company expects that loan originations may further decrease in the first quarter of 1999. The Company has reduced its staff by approximately 25% in response to these lowered expectations. Even with the Company's sale of mortgage loans and mortgage-backed securities and the recent staffing reductions, management does not believe that the Company's current operating cash flows are sufficient both to fund growth of the Company's operations at historical levels and to pay cash dividends, if any, at historical levels.

 Letter of Intent to Acquire Thrift and Loan Charter

   Due to the turmoil in the mortgage industry, the Company felt it was prudent to take steps to alleviate potential future liquidity risks. As a result, in December 1998 the Company signed a letter of intent to acquire a California chartered, federally insured, thrift and loan. The acquisition is contingent upon the execution of a definitive agreement and obtaining satisfactory regulatory approvals. It is expected that the acquisition and regulatory approval process will take between three to six months. Upon the consummation of the transaction, the Company intends to merge its conduit operations into the thrift and loan charter and operate its mortgage banking and selected investment activities from the merged company. The Company intends to initially capitalize the thrift with an estimated $25.0 million. The acquisition of the thrift is expected to reduce the Company's reliance on warehouse lines of credit and reverse repurchase agreements through other commercial banks and investment banks. In addition, it will give the merged company access to low cost funds and make available borrowings from the Federal Home Loan Bank.

 Sale of Preferred Stock

   In a further effort to increase liquidity, in December 1998 the Company completed the sale of 1,200,000 shares of Series B Preferred Stock at $25.00 per share. Each share of Series B Preferred Stock is initially convertible into 5.050505 Shares. Dividends on the Series B Preferred Stock accumulate from the date of issuance and are payable quarterly, in cash or Common Stock, starting April 27, 1999. The dividend rate per share will be the greater of $0.656250 or the quarterly cash dividend declared on the number of shares of Common Stock into which a share of Series B Preferred Stock is convertible. The Series B Preferred Stock is redeemable, under certain circumstances, at a price of $25.00 per share, plus accumulated and unpaid dividends, beginning December 2000.

   The proceeds from the sale of the Series B Preferred Stock were used to reduce outstanding indebtedness under the Company's financing facilities and for general corporate purposes, including the payment of the Company's $12.0 million dividend declared in September 1998 and paid in January 1999.

 Agreement to Sell Future Mortgage Loan Production

   In February 1999, the Company executed a final Master Agreement to sell up to $1.0 billion of its future mortgage loan production to a major institutional investor over the next year. The Company's first delivery of mortgage loans under the new agreement will begin in February 1999, with the first settlement expected to take place no later than March 1999. The transaction is a servicing retained agreement, which gives the Company a guaranteed pricing spread and cash gains plus the value of the servicing rights created.

                               ----------------

   The Company is located at 20371 Irvine Avenue, Santa Ana Heights, California 92707, telephone number (714) 556-0122.

             BACKGROUND, PURPOSE AND EFFECT OF THE EXCHANGE OFFER

   The Company completed its initial public offering in November 1995 with the sale of 3,750,000 shares of its Common Stock at a price of $8.67 per share. Following the initial public offering, the price of the Company's Common Stock increased significantly, to a high of $19.17 per share in the fourth quarter of 1997, reflecting a stock market with generally increasing stock prices, a healthy mortgage lending and finance industry, and growth in the Company's revenues and earnings. In recent periods, however, the mortgage lending and finance industry has encountered difficulties, with several mortgage lending companies announcing downward adjustments to their financial statements or projected operating results, violations of loan covenants, related litigation, and other events. In addition, certain of these companies have filed for bankruptcy protection. These difficulties have corresponded with a general decline in the stock prices of companies involved in this industry. Consistent with this market decline, the price of the Company's Common Stock has decreased to $5.75 as of February 23, 1999, a price that is toward the low end of its 52-week trading range.

   The Company does not believe that recent prices reflect the underlying value of its Common Stock. In this regard, in establishing an Exchange Price that may be significantly higher than the market price of the Shares, the Company considered the following factors, among others:

  . the closing sales price of $5.75 per share as of February 23, 1999, the last full trading day prior to the announcement of the Exchange Offer, represents a 70% decline from its all-time high of $19.17 in the fourth quarter of 1997 and a 69% decline from its high of $18.25 in 1998. See "Distribution Policy and Price Range of Common Stock";

  . the recent share price reflects a discount of approximately 39% to the Company's book value per share as of September 30, 1998. See "Summary Selected Consolidated Financial Data"; and

  .  the Company's potential for earnings in the future.

   The principal purposes of the Exchange Offer are to provide existing stockholders the opportunity to obtain an alternative return on their investment in the Company and to allow the Company to reduce the number of Shares outstanding, thereby increasing the Company's overall book value per share and creating the potential for increased earnings per share in the future. The Company believes these developments could have a positive influence on the price of the Shares. The increased indebtedness resulting from the Exchange Offer, however, will increase the Company's debt service requirements and could negatively affect earnings per share. See "Risk Factors--Risks Relating to Retaining Shares--No Assurance of Increased Earnings per Share," "--Risks Relating to Debentures--Increased Leverage and Debt Service Obligations" and "Certain Pro Forma Financial Information."

   Holders of Shares electing to participate in the Exchange Offer will realize the following benefits:

  . the Debentures will bear interest at 11% per annum, payable quarterly on February 15, May 15, August 15 and November 15, or in the event such 15th day is not a business day, then on the business day immediately following such 15th day, commencing May 15, 1999, until the Debentures are paid in full; and

  . the Debentures, although subordinated in right of payment to all other existing and future Senior Indebtedness of the Company and effectively subordinated to all Indebtedness of the Company's subsidiaries, represent a claim on the Company's assets senior to any claim of the holders of the Company's Common Stock.

   Notwithstanding the benefits to tendering stockholders summarized above, holders of Shares contemplating the Exchange Offer should take into account the following considerations:

  . although the Company intends to use its best efforts to list the Debentures on the AMEX (or, in the event the Company is unable to list the Debentures on the AMEX, on another exchange of the Company's choosing), no assurance can be given that the Company will be able to list the Debentures on any exchange or, whether or not the Debentures are listed, that an active trading market will develop;

  . commencing on February 15, 2001, the Company has the right to redeem the Debentures at any time without penalty or premium by paying the unpaid principal amount and accrued interest on the Debentures;

  .  tendering stockholders will be subject to certain tax consequences;

  . the Debentures will be unsecured obligations of the Company and will be subordinated in right of payment to all existing and future Senior Indebtedness which will include borrowings under the Company's collateralized mortgage obligations, warehouse line and reverse repurchase agreements and effectively subordinated to all Indebtedness of the Company's subsidiaries;

  . tendering stockholders receiving Debentures will relinquish the right to share in any capital appreciation of the Shares tendered; and

  . unlike holders of Common Stock, holders of the Debentures will have no rights to vote on matters submitted to the Company's stockholders.

   For a discussion of certain risk factors which should be taken into account in considering the Exchange Offer, see "Risk Factors."

                              THE EXCHANGE OFFER

General

   The Company hereby offers to exchange, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, up to $35,000,000 aggregate principal amount of its Debentures for up to 5,000,000 Shares. The Company will determine the Exchange Price of no greater than 120% nor less than 105% of the average closing sales price of the Shares for the two trading day period ending two trading days prior to the Expiration Date. The maximum Exchange Price will be $7.00 per share. The Company will exchange Shares validly tendered at or below the Exchange Price for a principal amount of Debentures equal to the number of Shares tendered multiplied by the Exchange Price.

   The Exchange Offer is contingent on the tender of at least 1,000,000 Shares at or below the Exchange Price. If more than 5,000,000 Shares are tendered at or below the Exchange Price, the Company will accept no more than 5,000,000 Shares, to be allocated among the tendering stockholders on a pro rata basis. The Company reserves the right, in its sole discretion, to accept a greater or lesser number of Shares pursuant to the Exchange Offer. The Exchange Offer is subject to a number of additional conditions. See "--Conditions to and Amendment of the Exchange Offer" below. As of February 3, 1999, there were 24,766,465 Shares outstanding. In addition, as of February 3, 1999, 6,060,606 Shares were issuable upon conversion of the Series B Preferred Stock, and 562,500 Shares were issuable upon exercise of outstanding vested stock options. The Company will retire any Shares it receives pursuant to the Exchange Offer.

   Stockholders who do not tender will retain their Shares and stockholders whose validly tendered Shares are accepted for exchange will receive Debentures with the following rights compared to those associated with the ownership of Common Stock.

               Common Stock                                  Debentures
               ------------                                  ----------
Equity; pro rata claim to assets of the      Debt; right to receive specified principal
Company after payment of all debt            amount with senior claim to assets of the
obligations, plus right to share in capital  Company compared to holders of equity, but
appreciation.                                subordinated to all other senior debt
                                             obligations of the Company (including its
                                             subsidiaries), plus the right to receive
                                             interest, but no right to capital
                                             appreciation.

No interest payable on Common Stock,         Interest at 11% per annum, payable
although dividends are possible.             quarterly in cash on February 15, May 15,
                                             August 15 and November 15, or, in the event
                                             such 15th day is not a business day, then
                                             on the business day immediately following
                                             such 15th day, commencing May 15, 1999.

Voting rights on all matters submitted to    No voting rights on matters submitted to
stockholders.                                stockholders.

Shares are listed on AMEX and are subject    Although the Company intends to use its
to established trading market.               best efforts to list the Debentures on the
                                             AMEX (or, in the event the Company is
                                             unable to list the Debentures on the AMEX,
                                             on another exchange of the Company's
                                             choosing), no assurance can be given that
                                             the Company will be able to list the
                                             Debentures on any exchange or, whether or
                                             not the Debentures are listed, that an
                                             active trading market will develop.

   The foregoing table is set forth for comparative purposes only and does not take into account all factors relating to a comparison of the Shares to the Debentures, nor does it take into account any factors relating to the tax consequences of accepting the Exchange Offer. For a more complete description of the Debentures and the Common Stock, see "Description of the Debentures" herein and "Description of Capital Stock" incorporated by reference from the Company's Registration Statement on Form 8-A, filed October 23, 1995 and October 14, 1998, as amended. See also "Certain United States Federal Income Tax Consequences" herein.

   Tendering stockholders will not be obligated to pay brokerage commissions or fees or, subject to Instruction 7 of the Letter of Transmittal, transfer taxes with respect to the exchange of Shares for Debentures pursuant to the Exchange Offer. The Company will pay all charges and expenses of the Exchange Agent, the Information Agent, and the Trustee in connection with the Exchange Offer. See "--Payment of Expenses."

Expiration Date, Extensions, Termination and Amendments

   The Exchange Offer will terminate at 5:00 p.m., New York City time, on March 26, 1999, unless extended by the Company in its sole discretion. During any extension of the Exchange Offer, all Shares previously tendered and not yet exchanged will remain subject to the Exchange Offer (subject to withdrawal rights specified herein) and may be accepted for exchange by the Company. The later of 5:00 p.m., New York City time, on March 26, 1999, or the latest time and date to which the Exchange Offer may be extended, is referred to herein as the "Expiration Date."

   The Company expressly reserves the right, at any time or from time to time, to extend the period of time for which the Exchange Offer is to remain open by giving oral or written notice to the Exchange Agent of such extension prior to 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date.

   The Company also expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Shares not theretofore accepted for exchange upon the occurrence of any of the events set forth herein under "-- Conditions to and Amendment of the Exchange Offer" by giving oral or written notice of such termination to the Exchange Agent. Upon termination of or withdrawal of the Exchange Offer, the Company will promptly return the Shares deposited by or on behalf of holders thereof. In addition, the Company expressly reserves the right to amend the Exchange Offer by giving oral or written notice of such amendment to the Exchange Agent.

   Any such extension, termination or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make such public announcement, the Company shall not, unless otherwise required by law, have an obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

How to Tender

   The Exchange Offer will be conducted such that each stockholder will be able to specify the Exchange Price (in increments of 1%) that such stockholder is willing to accept in exchange for his or her Shares. Whether and to what extent a tendering stockholder will have his or her tendered Shares accepted for exchange in the Exchange Offer will depend on how the Exchange Price specified by such stockholder compares to Exchange Prices specified by other tendering stockholders. The Exchange Price specified by each tendering stockholder must be no greater than 120% nor less than 105% of the Average Price. The Company will, upon the terms and subject to the conditions of the Exchange Offer, determine the final Exchange Price, taking into account the number of Shares tendered and the Exchange Prices specified by tendering stockholders. The Company will select as the final Exchange Price the lowest Exchange Price no greater than 120% nor less than 105% of the Average Price which would permit the maximum number of Shares to be exchanged in the Exchange Offer, provided that the Exchange Price shall not exceed $7.00 per share. The final Exchange Price will be announced by press release by the Company promptly after the Expiration Date.

   Except as set forth below, for a stockholder to validly tender Shares pursuant to the Exchange Offer, certificates representing the Shares (or a confirmation of a book-entry transfer of the Shares into the Exchange Agent's account at DTC as described below), together with a properly completed and duly executed Letter of Transmittal or manually signed facsimile thereof, with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent on or prior to the Expiration Date at one of the addresses specified below under "--Exchange Agent," or the guaranteed delivery procedure described below must be complied with. LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING THE SHARES SHOULD NOT BE SENT TO THE COMPANY OR TO THE INFORMATION AGENT. As specified in the Letter of Transmittal, each stockholder desiring to tender Shares pursuant to the Exchange Offer must properly indicate in the section captioned "Tender Price" in the Letter of Transmittal the Exchange Price at which such stockholder's Shares are being tendered. Stockholders desiring to tender Shares at more than one Exchange Price must complete separate Letters of Transmittal for each Exchange Price at which Shares are being tendered, except that the same Shares cannot be tendered (unless properly withdrawn previously in accordance with the terms of the Exchange Offer) at more than one Exchange Price. IN ORDER TO VALIDLY TENDER SHARES, ONE AND ONLY ONE EXCHANGE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL. STOCKHOLDERS WISHING TO MAXIMIZE THE POSSIBILITY THAT THEIR SHARES WILL BE EXCHANGED AT THE EXCHANGE PRICE SHOULD INDICATE THAT THEIR MINIMUM EXCHANGE PRICE IS 105% OR CHECK THE BOX ON THE LETTER OF TRANSMITTAL MARKED "SHARES TENDERED AT EXCHANGE PRICE DETERMINED BY DUTCH AUCTION." Checking this box may result in an exchange of the Shares so tendered at the minimum Exchange Price of 105%.

   It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person to tender Shares for such person's own account unless the person so tendering (i) owns such Shares or (ii) owns other securities convertible into or exchangeable for such Shares or owns an option, warrant or right to purchase such Shares and intends to acquire Shares for tender by conversion or exchange of such securities or by exercise of such option, warrant or right. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

   A tender of Shares made pursuant to any method of delivery set forth herein and the acceptance by the Company for exchange of such Shares pursuant to the procedures described herein and in the Letter of Transmittal will constitute a binding agreement between the tendering stockholder and the Company upon the terms and subject to the conditions of the Exchange Offer, including the tendering stockholder's representation that (i) such stockholder owns the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4.

   Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution unless the Shares tendered pursuant to the Letter of Transmittal are tendered (i) by the registered holder of the Shares tendered therewith and such holder has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. An "Eligible Institution" means a participant in the Security Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program. A verification by a notary public alone is not acceptable. If Shares are registered in the name of a person other than the signer of the Letter of Transmittal, the certificates representing the Shares must be endorsed by, or be accompanied by, a written instrument or instruments of transfer or exchange in form satisfactory to the Company, duly executed by the registered holder, with the signature thereon guaranteed as aforesaid.

   If the Letter of Transmittal or Notice of Guaranteed Delivery or any certificates or stock powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority so to act must be submitted.

   The Exchange Agent will establish an account with respect to the Shares at DTC within two business days of the date of this Offering Circular and any financial institution which is a participant in the DTC system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Exchange Agent's account in accordance with DTC's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees and any other required documents, must in any case be transmitted to and received or confirmed by the Exchange Agent prior to the Expiration Date at one of the addresses specified below under "--Exchange Agent", or the guaranteed delivery procedure described below must be complied with. Delivery of documents to DTC in accordance with DTC's procedures does not constitute delivery to the Exchange Agent.

   Tendering stockholders are required under federal income tax law to provide a correct Taxpayer Identification Number on a Substitute Form W-9 which is included, together with guidelines relating to the form, with the Letter of Transmittal. Failure to complete and return this Substitute Form W-9 to the Exchange Agent may subject a stockholder to a $50 penalty imposed by the Internal Revenue Service (the "Service") and will result in backup withholding of 31% on interest and other payments with respect to the Debentures and cash in lieu of fractional interests in the Debentures.

   The method of delivery of certificates representing the Shares and all other required documents is at the election and risk of the tendering stockholder but delivery by registered mail with return receipt requested, properly insured, is recommended.

   Guaranteed Delivery. If a stockholder desires to tender Shares and certificates representing the Shares are not immediately available or time will not permit such holder's Letter of Transmittal, certificates representing the Shares or other required documents to reach the Exchange Agent before the Expiration Date, such holder's tender may be effected if:

  (a) such tender is made through an Eligible Institution;

  (b) prior to the Expiration Date, the Exchange Agent has received a telegram, facsimile transmission or letter from such Eligible Institution setting forth the name and address of the holder of such Shares and the number of the Shares tendered and stating that the tender is being made thereby and guaranteeing that, within three AMEX trading days after the date of such telegram, facsimile transmission or letter, the Letter of Transmittal, together with certificates representing the Shares (or confirmation of book-entry transfer of such Shares into the Exchange Agent's account with DTC as described above) and any other documents required by the Letter of Transmittal, will be deposited by such Eligible Institution with the Exchange Agent; and

  (c) such Letter of Transmittal and certificates representing the Shares, in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Exchange Agent's account at DTC as described above), and other required documents are received by the Exchange Agent within three AMEX trading days after the date of such telegram, facsimile transmission or letter.

   Dividend Reinvestment and Stock Purchase Plan. As of February 3, 1999, the DRI Plan owned 1,758,493 Shares. Participants in the DRI Plan will tender their Shares by completing the Letter of Transmittal and forwarding it to the Exchange Agent. The Information Agent will make available to the participants whose accounts are credited with Shares under the DRI Plan all documents furnished to stockholders generally in connection with the Exchange Offer. Each participant may direct that all, some or none of the Shares credited to the participant's account under the DRI Plan and the Exchange Price at which such participant's Shares are to be tendered. Participants in the DRI Plan are urged to read the Letter of Transmittal and related materials carefully.

   The acceptance by a stockholder of the Exchange Offer pursuant to one of the procedures set forth above will constitute an agreement between the stockholder and the Company in accordance with the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal. The Company will accept Shares by giving notice thereof to the Exchange Agent.

   All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any of the Shares. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final. No tender of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Company, the Information Agent, the Exchange Agent nor any other person shall be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notification.

Withdrawal Rights

   All tenders duly and validly made are irrevocable, except that Shares tendered pursuant to the Exchange Offer may be withdrawn prior to the Expiration Date, and, unless theretofore accepted for exchange as provided in the Exchange Offer, may also be withdrawn after 5:00 p.m., New York City time, on April 21, 1999.

   To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be received by the Exchange Agent on a timely basis at one of the addresses specified under "--Exchange Agent." Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the names in which the Shares are registered if different from that of the tendering stockholder and the number of Shares to be withdrawn. If certificates representing the Shares have been physically delivered to the Exchange Agent, then prior to the release of such certificates, the tendering stockholder must also submit the certificate number of the certificates representing the Shares to be withdrawn and the signature on such holder's notice of withdrawal must be guaranteed by an Eligible Institution. If certificates representing the Shares have been delivered pursuant to the book-entry procedures set forth above under "--How to Tender," any notice of withdrawal must specify the name and number of the participant's account at DTC to be credited with the withdrawn Shares. All questions as to validity, form and eligibility (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding. Any Shares effectively withdrawn will be deemed not to have been duly tendered for purposes of the Exchange Offer.

   Participants in the DRI Plan should notify the Exchange Agent in the event that they wish to deliver a notice of withdrawal, and should specify in such notice of withdrawal that the Shares to be withdrawn pursuant thereto are credited to such participant's account in the DRI Plan.

   None of the Company, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. However, the Exchange Agent will attempt to correct any defective tenders by contacting the tendering stockholder. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn Shares may be returned by following one of the procedures described under "--How to Tender" at any time prior to the Expiration Date.

Acceptance of Shares for Exchange; Delivery of Debentures to Be Exchanged

   As soon as practicable after the Expiration Date, the Company will, upon the terms and subject to the conditions of the Exchange Offer, determine the lowest Exchange Price not greater than 120% nor less than 105% of the Average Price that will allow it to exchange 5,000,000 Shares validly tendered at or below the Exchange Price and not withdrawn (or such lesser number of Shares as are validly tendered) for Debentures. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange, subject to proration, Shares that are validly tendered at or below the Exchange Price and not withdrawn when, as and if it gives oral or written notice to the Exchange Agent of its acceptance of such Shares for exchange pursuant to the Exchange Offer.

   Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Shares validly tendered and not withdrawn will be made promptly after the Expiration Date. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Shares at or below the Exchange Price when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering stockholders for the purposes of receiving Debentures from the Company and delivering such securities to such stockholders. If the Company should extend the Exchange Offer or be delayed in consummation of the Exchange Offer for any reason, then, without prejudice to the Company's rights under the Exchange Offer, the Exchange Agent acting on behalf of the Company may retain tendered Shares, and such Shares may not be withdrawn, subject to the withdrawal rights of tendering stockholders set forth above under "--Withdrawal Rights." Tendered Shares not accepted for exchange by the Company because of an invalid tender, the termination of the Exchange Offer as a result of the existence of a condition set forth below under "--Conditions to and Amendment of the Exchange Offer," or for any other reason, will be returned without expense to the tendering stockholders (or, in the case of Shares delivered by book-entry transfer within DTC, will be credited to the account maintained within DTC by the participant in the DTC system who delivered such Shares) as promptly as practicable following the expiration or termination of the Exchange Offer.

   Delivery of Debentures in exchange for Shares tendered pursuant to the Exchange Offer will be made by the Company to the Exchange Agent, as agent for the tendering stockholders, only after receipt by the Exchange Agent of certificates representing the tendered Shares (or confirmation of the book-entry transfer of such Shares into the Exchange Agent's account at DTC), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other required documents. Stockholders who are entitled to receive Debentures will receive Debentures through book-entry transfer by crediting the stockholder's DTC account, unless stockholders choose to receive Debentures in registered form in accordance with the instructions in the Letter of Transmittal. Stockholders who receive Debentures through book-entry transfer will not be the registered holders of the Debentures. Debentures received in this manner will be registered in the name of Cede & Co., the nominee of DTC, but will be beneficially owned by the stockholder entitled to such Debentures.

Denominations; Fractional Interests

   The Debentures will be issued only in denominations of $25.00 and integral multiples thereof. Fractional interests with respect to the Debentures will not be distributed to tendering stockholders. Instead, the Company will pay cash in lieu of such interests. Any such cash payment will be made through the Exchange Agent.

Proration if Shares Tendered Exceed Maximum

   Upon the terms and subject to the conditions of the Exchange Offer, in the event that prior to the Expiration Date more than 5,000,000 Shares (or such greater number of Shares as the Company may elect to exchange pursuant to the Exchange Offer) are validly tendered at or below the Exchange Price and not withdrawn, Shares will be accepted on a pro rata basis based on the number of Shares tendered at or below the Exchange Price. The Company will accept from each such tendering stockholder that number of Shares equal to 5,000,000 multiplied by a fraction, the numerator of which is the total number of Shares validly tendered at or below the Exchange Price by such tendering stockholder and the denominator of which is the total number of Shares validly tendered at or below the Exchange Price by all tendering stockholders. The number of Shares will be rounded up or down as nearly as practicable to result in the tender of whole Shares rather than fractional Shares. Any Shares not accepted by the Company as a result of the allocation described above will be returned promptly to the tendering stockholder. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date.

Preferred Share Purchase Rights Not Triggered

   On October 7, 1998, the Company's Board of Directors declared a dividend distribution of one Right for each Share outstanding on October 19, 1998 (the "Record Date"). Each Share issued subsequent to the Record

Date had a Right attached to it. The Rights expire on October 19, 2008 unless earlier redeemed by the Company. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $100, subject to adjustment. The Rights generally become exercisable upon the acquisition by a person of 10% or more of the Company's Common Stock. The Rights are not currently exercisable and trade together with the Shares associated therewith. The Rights will not become exercisable or separately tradeable as a result of the Exchange Offer. Absent circumstances causing the Rights to become exercisable or separately tradeable prior to the Expiration Date, the tender of any Shares pursuant to the Exchange Offer will also constitute a tender of the associated Rights. No separate consideration will be paid for such Rights. Upon the exchange of Shares by the Company pursuant to the Exchange Offer, the sellers of the Shares so exchanged will no longer have an interest in the Rights associated with such Shares. The Company does not expect that any current stockholder will trigger exercisability of the Rights upon completion of the Exchange Offer.

Exchange Offer Subject to Minimum Number of Shares Tendered

   The Exchange Offer is subject to the condition that holders of at least 1,000,000 Shares validly tender Shares at or below the Exchange Price. However, if less than 1,000,000 Shares are validly tendered at or below the Exchange Price by the Expiration Date, the Company reserves the right, in its sole discretion, to accept a lesser number of Shares pursuant to the Exchange Offer.

Listing and Trading of Securities

   Although the Company intends to use its best efforts to list the Debentures on the AMEX (or, in the event the Company is unable to list the Debentures on the AMEX, on another exchange of the Company's choosing), no assurance can be given that the Company will be able to list the Debentures on any exchange. Even if the Debentures are listed, there can be no assurance that an active market for the Debentures will develop or that, if developed, it will be sustained.

Conditions to and Amendment of the Exchange Offer

   The Company may accept up to 5,000,000 Shares validly tendered. This represents approximately 16% of the outstanding Shares as of February 3, 1999, on a fully diluted basis giving effect to the full conversion of Series B Preferred Stock and the full exercise of all vested options outstanding on that date. If more than 5,000,000 Shares are tendered at or below the Exchange Price, the Company will follow the procedures described under "--Proration if Shares Tendered Exceed Maximum." If less than 1,000,000 Shares are validly tendered at or below the Exchange Price by the Expiration Date, the Company reserves the right, in its sole discretion, to terminate the Exchange Offer. See "--Exchange Offer Subject to Minimum Number of Shares Tendered." The Exchange Offer is subject to other conditions described below.

   An application will be filed with the Commission for qualification of the Indenture under which the Debentures will be issued under the Trust Indenture Act of 1939 (the "Trust Indenture Act"). The Exchange Offer is conditioned upon the Indenture being qualified under the Trust Indenture Act. In addition to the foregoing conditions, the Company may decline to accept any Shares in exchange for Debentures and may withdraw the Exchange Offer as to Shares not then accepted if, before the time of acceptance, there shall have occurred any of the following events which, in the Company's sole judgment, makes it inadvisable to proceed with such acceptance:

  (a) any government agency or other person shall have instituted or threatened any action or proceeding before any court or administrative agency (i) challenging the acquisition of Shares pursuant to the Exchange Offer or otherwise in any manner relating to the Exchange Offer or (ii) otherwise materially adversely affecting the Company; or

  (b) any statute, rule or regulation shall have been proposed or enacted, or any action shall have been taken by any governmental authority, which would or might prohibit, restrict or delay consummation of the

      Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

  (c) any state of war, national emergency, banking moratorium or suspension of payments by banks in the State of New York shall have occurred, or any currency or exchange control laws or regulations or general suspension of trading or limitation on prices on AMEX shall have been imposed or there shall have occurred a material adverse change in the securities markets generally; or

  (d) any required consents or approvals from third parties or government regulatory agencies shall not have been obtained; or

  (e) the Exchange Offer would result in the Shares being delisted from the AMEX; or

  (f) a tender or exchange offer with respect to some or all of the Shares (other than the Exchange Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares, or any new group shall have been formed that beneficially owns more than 5% of the outstanding Shares; or

  (g) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire the Company or any of its Shares; or

  (h) there shall have occurred, or be likely to occur, any event affecting the business or financial affairs of the Company, or which, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Exchange Offer.

   The Company reserves the right to waive any of the foregoing conditions. The Company also reserves the right to amend the Exchange Offer by public announcement of any amendment. See "--Expiration Date, Extensions, Termination and Amendments."

Exchange Agent

   IBJ Whitehall Bank & Trust Company has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

             Mailing Address:                 Facsimile Copy Number (For         Hand/Overnight Delivery:
    IBJ Whitehall Bank & Trust Company       Eligible Institutions Only):   IBJ Whitehall Bank & Trust Company
               P.O. Box 84                          (212) 858-2611                   One State Street
          Bowling Green Station                                                  New York, New York 10004
      New York, New York 10274-0084         Confirm Receipt of Facsimile by Attn: Securities Processing Window,
Attn: Reorganization Operations Department            Telephone:                   Subcellar One, (SC-1)
                                                    (212) 858-2103

   DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE VALID DELIVERY.

Information Agent

   D.F. King & Co., Inc. will act as Information Agent in connection with the Exchange Offer. For further assistance or additional copies of documents call the Information Agent. Banks and brokers can call collect (212) 269-5550, all others call toll-free at (800) 848-2998 or write to the Information Agent at:

                               Mailing Address:
                             D.F. King & Co., Inc.
                                77 Water Street
                                  20th Floor
                           New York, New York 10005

   LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING THE SHARES SHOULD NOT BE SENT TO THE INFORMATION AGENT. See "--How to Tender."

Financial Advisor

   The Company has retained PaineWebber Incorporated ("PaineWebber"), an investment banking firm, as its financial advisor in connection with the Exchange Offer. PaineWebber has rendered advice to the Company in connection with the Exchange Offer. PaineWebber has not been retained to solicit any tenders pursuant to the Exchange Offer or to render any opinion as to the fairness of the Exchange Offer to the Company or to the holders of the Shares or Debentures. For its services as financial advisor, PaineWebber is entitled to receive a fixed fee of $250,000 in cash, regardless of whether or not the Exchange Offer is consummated. In addition, PaineWebber is entitled to be reimbursed for certain out-of-pocket expenses. The Company has agreed to indemnify PaineWebber against certain losses, claims, damages and liabilities, including liabilities under federal securities laws, to which PaineWebber may become subject in connection with its services to the Company as financial advisor. PaineWebber has provided investment banking services to the Company from time to time.

Payment of Expenses

   The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act afforded by
Section 3(a)(9) thereof. Therefore, the Company will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of the Shares. However, regular employees of the Company (who will not be additionally compensated therefor) may solicit tenders and will answer inquiries concerning the Exchange Offer.

   The Company will pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse such parties for their reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Shares held of record by such persons and in handling or forwarding tenders and consents for their customers.

    INTEREST OF DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING STOCKHOLDERS;
              TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

   In October 1998, the Board of Directors authorized the purchase from time to time of up to $5.0 million of Shares at management's discretion in open market purchases. Through February 10, 1999, the Company had purchased approximately 184,100 Shares for $998,700 pursuant to this authorization. No such Shares will be purchased by the Company during the pendency of the Exchange Offer or until ten business days following the expiration or termination of the Exchange Offer.

   In December 1998, the Company completed the sale of 1,200,000 shares of Series B Preferred Stock at $25.00 per share, through a directed public offering registered under the Securities Act. As of the date of this Offering Circular, each share of the Series B Preferred Stock was convertible into
5.050505 Shares.

   As of February 3, 1999, there were 24,766,465 Shares outstanding. In addition, at that date there were 6,060,606 Shares issuable upon conversion of the Series B Preferred Stock, and 562,500 Shares issuable upon exercise of all outstanding vested stock options. As of February 3, 1999, the Company's directors and executive officers as a group (seven persons) beneficially owned 199,989 Shares (including Shares issuable to such persons upon exercise of options exercisable within 60 days of such date) which constituted less than 1% of the outstanding Shares (including Shares issuable if options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised) at such time. If the Company exchanges the maximum number of Shares in the Exchange Offer and none of the directors or executive officers participate in the Exchange Offer, then the Company's directors and executive officers as a group would still beneficially own less than 1% of the outstanding Shares (including shares issuable if options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised). In addition to the foregoing, 610,000 Shares are issuable to the Company's directors and officers as a group upon exercise of outstanding unvested options under the Company's stock option plans or agreements relating thereto, which options are eligible for vesting at various times through January 2007.

   As of February 3, 1999, Prime Acquisition Corp. ("PAC") beneficially owned 800,000 shares of the Company's Series B Preferred Stock, which shares are convertible into 4,040,404 Shares at PAC's option. If the Company purchases the maximum number of Shares pursuant to the Exchange Offer, and if PAC does not tender any Shares pursuant to the Exchange Offer, PAC would beneficially own approximately 17% of the outstanding shares immediately after the Exchange Offer, assuming the conversion of all of PAC's 800,000 shares of Series B Preferred Stock, and further assuming that no other Series B Preferred Stockholder chose to convert.

   As of February 2, 1999, Imperial Credit Industries, Inc. ("ICII") beneficially owned 1,692,810 Shares, representing approximately 7% of the Shares outstanding on February 3, 1999. If the Company purchases the maximum number of Shares pursuant to the Exchange Offer, and if ICII does not tender any Shares pursuant to the Exchange Offer, ICII would beneficially own approximately 9% of the outstanding Shares immediately after the Exchange Offer.

   Based upon the Company's records and upon information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company nor any of its associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates or subsidiaries of any of the foregoing, has effected any transactions in the Shares during the 40 business days prior to the date hereof other than: H. Wayne Snavely, who sold 18,600 Shares at a price of $4.31 per Share and 11,400 Shares at a price of $4.25 per Share; Joseph R. Tomkinson, who purchased 2,000 Shares at a price of $4.50 per Share and 2,000 Shares at a price of $4.38 per Share; William Ashmore, who purchased 3,000 Shares at a price of $4.83 per Share; Richard J. Johnson, who purchased 2,130 Shares at a price of $4.38 per Share; and Mary C. Glass-Schannault, who purchased 845 Shares at a price of $4.31 per Share.

   Except as set forth in this Offering Circular, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations).

                         DESCRIPTION OF THE DEBENTURES

The Debentures

   The Debentures will be issued under an Indenture, as supplemented and amended by the First Supplemental Indenture thereto (collectively, the "Indenture"), by and between the Company and IBJ Whitehall Bank & Trust Company, as Trustee (the "Trustee"). The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Trust Indenture Act, and to all of the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. A copy of the Indenture substantially in the form in which it is to be executed will be filed with the Commission as an exhibit to the Form T-3 filed in connection with the qualification of the Indenture under the Trust Indenture Act. For purposes of this "Description of the Debentures," references to the "Company" mean only Impac Mortgage Holdings, Inc. and not its subsidiaries.

   The Indenture allows the issuance of debt securities which may be issued in an aggregate principal amount determined from time to time by the Board of Directors. The First Supplemental Indenture establishes the Debentures as a series of debt securities under the Indenture.

Principal, Maturity and Interest

   The Debentures are limited in aggregate principal amount to $35,000,000 or such lesser amount as may be issued pursuant to the Exchange Offer and will mature on February 15, 2004. Interest on the Debentures will accrue from the date of original issuance at the rate of 11% per annum and will be payable quarterly in cash on February 15, May 15, August 15 and November 15, or, in the event such 15th day is not a business day, then on the business day immediately following such 15th day, (each, an "Interest Payment Date"), commencing on May 15, 1999, to the registered holders of the Debentures ("Holders") at the close of business on the last day of each quarter immediately preceding the applicable Interest Payment Date (the "Regular Record Date"). Interest is payable on the Debentures from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance.

   The Debentures will be unsecured obligations of the Company and will not be entitled to the benefit of any mandatory sinking fund.

Payment

   Payment of interest on a Debenture on any Interest Payment Date will be made to the Person in whose name such Debenture (or one or more Predecessor Debentures) is registered at the close of business on the Regular Record Date for such interest payment.

Option to Extend Maturity Date

   The maturity date of the Debentures is February 15, 2004, which date may be extended once to a date not later than May 15, 2004 by the Company upon not less than 15 days' notice prior to February 15, 2004 if an Event of Default does not exist at the date of notice of the extension. In the event the Company elects to extend the maturity date, interest will accrue at the same rate plus 25 basis points and will be payable through the maturity date, as extended. Pursuant to the Indenture, the Company is required to give notice of the Company's election to extend the maturity date to the holders of the Debentures.

Redemption

   Commencing on February 15, 2001, the Debentures will be redeemable, at the Company's option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' notice, at the principal amount to be redeemed, plus, in each case, accrued and unpaid interest thereon, if any, to the date of redemption.

Selection and Notice of Redemption

   In the event that less than all of the Debentures are to be redeemed at any time, selection of such Debentures for redemption will be made by the Trustee
(i) on a pro rata basis, (ii) by lot or (iii) by such other method as the Trustee shall deem fair and appropriate. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Debentures to be redeemed at its registered address. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture. On and after the redemption date, interest will cease to accrue on Debentures or portions thereof called for redemption as long as the Company has deposited with the Paying Agent (as defined in the Indenture) funds in satisfaction of the applicable redemption price pursuant to the Indenture. Each notice of redemption may include a statement that such redemption shall be conditional upon the receipt by the Trustee on or prior to the Redemption Date of amounts sufficient to pay principal of, and interest on, the Debentures to be redeemed, and that if such amounts shall not have been so received, said notice shall be of no force and effect, the Debentures to be redeemed will not become due and payable on the Redemption Date, and the Company shall not be required to redeem such Debentures on such date. If such a Conditional Notice is given, failure by the Company to deposit money necessary to effect the redemption on or prior to the Redemption Date will not result in a default under the Indenture.

Subordination

   The payment of all obligations on the Debentures is subordinated in right of payment to the prior payment in full of all obligations on Senior Indebtedness. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any liquidation, dissolution, winding up, assignment for the benefit of creditors or marshaling of assets of the Company or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Company or its property, whether voluntary or involuntary, all Obligations (as hereafter defined) due or to become due upon all Senior Indebtedness shall first be paid in full, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations on the Debentures, or for the acquisition of any of the Debentures for cash or property or otherwise. If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by acceleration or otherwise, of any principal of, premium or interest on any Senior Indebtedness, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any Obligations on the Debentures or to acquire any of the Debentures for cash or property or otherwise.

   In addition, if any other event of default occurs and is continuing with respect to any Senior Indebtedness, other than the Designated Senior Indebtedness (as hereafter defined), as such event of default is defined in the instrument creating or evidencing such Senior Indebtedness, permitting the holders of such Senior Indebtedness then outstanding to immediately accelerate the maturity thereof and if a representative for such issue of Senior Indebtedness gives written notice of the event of default to the Trustee (a "Default Notice"), then, unless and until all events of default with respect to such Senior Indebtedness have been cured or waived in writing or have ceased to exist or the Trustee receives notice from such representative for the respective issue of Senior Indebtedness terminating the Blockage Period (as defined below), during the 179 days after the delivery of such Default Notice (the "Blockage Period"), neither the Company nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations on the Debentures or (y) acquire any of the Debentures for cash or property or otherwise. Notwithstanding the above, in no event will a Blockage Period extend beyond 179 days from the date the payment on the Debentures was due and only one such Blockage Period may be commenced within any 365 consecutive days irrespective of the number of defaults with respect to Senior Indebtedness during such period. In no event may the total number of days during which any Blockage Period is or Blockage Periods are in effect exceed 179 days in the aggregate during any consecutive 365-day period. No event of default which existed or was continuing on the date of the commencement of any Blockage Period with respect to the Senior Indebtedness shall be, or be made, the basis for commencement of a second Blockage Period by a representative of such Senior Indebtedness unless such event of default shall have been cured or waived for a period of not less than 90 consecutive days. However, any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such Blockage Period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose.

   In addition, if any event of default (as defined in the instrument creating or evidencing any Designated Senior Indebtedness) occurs and is continuing with respect to any Designated Senior Indebtedness or an executive officer of the Company has actual knowledge of a default under any Designated Senior Indebtedness, which with notice or lapse of time or both would result in an event of default under such Designated Senior Indebtedness, then the Company shall give notice thereof to the Trustee and, regardless of the giving of such notice, no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any Obligations on the Debentures or to acquire any of the Debentures for cash or property or otherwise for a period of 179 days from the date of each such event of default or the date that an executive officer obtains actual knowledge that there is such a default (a "Designated Senior Indebtedness Blockage Period"), unless and until all such events of defaults or defaults with respect to such Designated Senior Indebtedness have been cured or waived in writing pursuant to the Designated Senior Indebtedness or have ceased to exist or the Trustee receives notice from a representative for the applicable issue of Designated Senior Indebtedness terminating the Designated Senior Indebtedness Blockage Period. In the event any Debenture is declared due and payable before its expressed maturity under Section 502 of the Indenture, (i) the Company will give prompt notice in writing of such happening to the holders of Designated Senior Indebtedness and (ii) no payment of any kind or character shall be made by or on behalf of the Company or any other Person on its behalf with respect to any obligations on the Debentures or to assume any of the Debentures for cash or property or otherwise without the consent of the Designated Senior Indebtedness.

   By reason of such subordination, in the event of the insolvency of the Company, creditors of the Company who are not holders of Senior Indebtedness, including the Holders of the Debentures, may recover less, ratably, than holders of Senior Indebtedness. See also "Risk Factors--Risks Relating to Debentures--Subordination."

   For purposes of the subordination provisions of the Debentures, the following definitions apply:

   "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

   "Designated Senior Indebtedness" means Collateralized Mortgage Obligations, Warehouse Facilities, Warehouse Indebtedness, Purchase Facilities and any other similar facility or any other Senior Indebtedness designated by the Company as "Designated Senior Indebtedness" from time to time.

   "Indebtedness" means with respect to any Person, without duplication, (i) all Obligations of such Person for borrowed money, (ii) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all Capitalized Lease Obligations of such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other similar accrued liabilities arising in the ordinary course of business and payable in accordance with customary terms), (v) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (vi) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (i) through (v) above and clause (viii) below, (vii) all obligations of any other Person of the type referred to in clauses (i) through (vi) which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured, and (viii) all obligations under currency agreements and interest swap agreements of such Person.

   "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Senior Indebtedness" means all Obligations on any Indebtedness of the Company and any Subsidiary, whether outstanding on the date of original issuance of the Debentures or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Debentures. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) any Indebtedness of the Company to a Subsidiary of the Company,
(ii) Indebtedness to, or guaranteed on behalf of, any stockholder, director, officer or employee of the Company (including, without limitation, amounts owed for compensation), (iii) any liability for federal, state, local or other taxes owed or owing by the Company, and (iv) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company.

   The Indenture does not limit the aggregate amount of Senior Indebtedness that the Company or its subsidiaries may issue. As of September 30, 1998, outstanding Senior Indebtedness of the Company and its subsidiaries aggregated approximately $1.4 billion.

   The subordination provisions apply only to Debentures that are Outstanding. Debentures will not be deemed to be Outstanding if, among other circumstances, money in the necessary amount has been deposited with the Trustee or any Paying Agent (other than the Company) in trust, or set aside and segregated in trust by the Company (if it acts as its own Paying Agent) for the redemption of such Debentures and notice of redemption has been given as required in the Indenture or provision therefor satisfactory to the Trustee has been made. In addition, upon the effectiveness of any Defeasance or Covenant Defeasance as described below under the heading "Defeasance and Covenant Defeasance," the Debentures then Outstanding shall cease to be subordinated under the Indenture.

Financial Covenants

   For purposes of the financial covenant, the following definitions apply.

   "Consolidated Net Worth" as of any date of determination means the consolidated net worth of the Company and its consolidated Subsidiaries, as determined in accordance with GAAP.

   The Indenture will contain the following covenant provided for the
Debentures:

   Minimum Equity. The Company will at all times maintain Consolidated Net Worth (defined above) of the lesser of $70.0 million or two times the aggregate principal amount of Debentures issued pursuant to the Exchange Offer.

Events of Default

   Each of the following will constitute an Event of Default under the Indenture with respect to the Debentures: (i) failure to pay any interest on the Debentures when due, continued for 30 days; (ii) failure to pay principal of or any premium on the Debentures when due; (iii) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series other than the Debentures), that continues for 90 days after written notice has been given by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Debentures, as provided in the Indenture; and (iv) certain events in bankruptcy, insolvency, or reorganization.

   If an Event of Default (other than an Event of Default described in clause
(iv) above) with respect to the Outstanding Debentures shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures by notice as provided in the Indenture, may declare the principal amount of the Debentures to be due and payable immediately by written notice to the Company (and to the Trustee if given by the Holders). If an Event of Default described in clause (iv) above with respect to the Outstanding Debentures shall occur, the principal amount of all the Debentures will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debentures may rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture and payment of all overdue interest and certain other payments are made by the Company. For information as to waiver of defaults, see "--Modification and Waiver."

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in principal amount of the Outstanding Debentures will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debentures.

   No Holder of Debentures will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debentures, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Debentures have made written request, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debentures a direction inconsistent with such request, within 60 days after such notice, request, and offer. However, such limitations do not apply to a suit instituted by a Holder of Debentures for the enforcement of payment of the principal of or any premium or interest on the Debentures on or after the applicable due date specified in the Debentures.

   The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions, and conditions of the Indenture and, if so, specifying all such known defaults.

   If a default occurs under the Indenture with respect to the Debentures, the Trustee shall give the Holders of the Debentures notice of such default as required by the Trust Indenture Act.

Modification and Waiver

   Modifications and amendments of the Indenture may be made by the Company and the Trustee at any time and from time to time without the consent of the Holders of any of the Debentures in certain limited cases. In addition, modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Debentures affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debenture affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debenture, (ii) reduce the principal amount of, or any premium or interest on, any Debenture, (iii) reduce the amount of principal payable upon acceleration of the Maturity thereof, (iv) change the place or currency of payment of principal of, or any premium or interest on, any Debenture, (v) impair the right to institute suit for the enforcement of any payment on or with respect to any Debenture, (vi) reduce the percentage in principal amount of Outstanding Debentures, if the consent of the Holders is required for modification or amendment of the Indenture, or for waiver of certain defaults, or modify such provisions with respect to modification and waiver.

   The Holders of not less than a majority in aggregate principal amount of the Outstanding Debentures may waive compliance by the Company with certain restrictive provisions of the Indenture.

   The Holders of a majority in principal amount of the Outstanding Debentures may waive any past default under the Indenture with respect to the Debentures, except a default in the payment of principal, premium, or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debenture affected.

   The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debentures have given or taken any request, demand, authorization, direction, notice, consent, waiver, or other action under the Indenture as of any date, the principal amount that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date. Debentures whose payment or redemption money has been deposited or set aside in trust for the Holders and Debentures that have been fully defeased pursuant to Section 1302 of the Indenture, will not be deemed to be Outstanding.

   Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debentures entitled to give or take any request, demand, authorization, direction, notice, consent, waiver, or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of the Debentures, such action may be taken only by persons who are Holders of Outstanding Debentures on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debentures within a specified period following the record date. For any particular record date, this period will be 180 days or such other shorter period as may be specified by the Company (or the Trustee, if it sets the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

   The provisions of Section 1302 and 1303 of the Indenture, relating to defeasance and discharge of indebtedness, and defeasance of certain restrictive covenants, will apply to the Debentures.

   Defeasance and Discharge. Pursuant to Section 1302 of the Indenture, the Company will be discharged from all its obligations with respect to the Debentures (except for certain obligations to exchange or register the transfer of Debentures, to replace stolen, lost, or mutilated Debentures, to maintain paying agencies, and to hold moneys for payment in trust) upon satisfaction of certain conditions, including the deposit in trust for the benefit of the Holders of Debentures of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debentures on the respective Stated Maturities or on any Redemption Date established for the Debentures in accordance with the terms of the Indenture and such Debentures. Such Defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of the Debentures will not recognize gain or loss for Federal income tax purposes as a result of such deposit, Defeasance, and discharge and will be subject to Federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit, Defeasance, and discharge were not to occur.

   Defeasance of Certain Covenants. Pursuant to Section 1303 of the Indenture, if certain conditions are satisfied, the Company may omit to comply with certain restrictive covenants in the Indenture, and the occurrence of certain Events of Default, which are described above in clause (iii) (with respect to such restrictive covenants) under "Events of Default," will be deemed not to be or result in an Event of Default and the provisions of Article Fourteen of the Indenture relating to subordination will cease to be effective, in each case with respect to the Debentures. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of the Debentures, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on the Debentures on the respective Stated Maturities or on any Redemption Dates established for the Debentures in accordance with the terms of the Indenture and the Debentures. The Company will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of the Debentures will not recognize gain or loss for Federal income tax purposes as a result of such deposit and Defeasance of certain obligations and will be subject to Federal income tax on the same amount, in the same manner, and at the same times as would have been the case if such deposit and Defeasance were not to occur. In the event the Company exercised this option with respect to the Debentures and the Debentures were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on the Debentures at the time of their respective Stated Maturities, but may not be sufficient to pay amounts due on the Debentures upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments.

Satisfaction and Discharge

   The Indenture will also be deemed to be satisfied and discharged, except as to certain limited provisions, as to Debentures that have become due and payable or will become due and payable at their Stated Maturity within one year from the date of determination or are to be called for redemption within one year under arrangements satisfactory to the Trustee, but only if the Company deposits money in an amount sufficient to pay the entire principal, premium, and interest to the date of deposit (as to Debentures that have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, and certain other conditions are satisfied. See also "-- Defeasance and Covenant Defeasance."

Notices

   Notices to Holders of Debentures will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

   The Company, the Trustee, and any agent of the Company or the Trustee may treat the person in whose name a Debenture is registered as the absolute owner thereof (whether or not such an Debenture may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

   The Indenture and the Debentures will be governed by, and construed in accordance with, the law of the State of California.

Regarding the Trustee

   The Trustee under the Indenture is IBJ Whitehall Bank & Trust Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

   The following discussion is a general summary of the Federal income tax consequences of the exchange of Shares pursuant to the Exchange Offer. The discussion does not address all of the tax consequences that may be relevant to particular stockholders in light of their personal circumstances, or to certain types of stockholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations, persons who acquired Shares as compensation and persons who hold Shares as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for Federal income tax purposes). Moreover, this discussion assumes that all stockholders hold Shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). In the context of the discussion pertaining to the Debentures, the discussion describes certain tax consequences applicable only to original holders of the Debentures. The discussion does not include any description of the tax laws of any state, local, or non-U.S. government that may be applicable to a particular stockholder. Stockholders should consult their own tax adviser for a complete description of the tax consequences to an exchange of Shares pursuant to the Exchange Offer.

Taxation of the Exchange Offer

   For Federal income tax purposes, the Company's delivery of Debentures in exchange for Shares will be treated as a redemption of the Shares. Generally, such a redemption will be treated as a sale of Shares to the Company for an amount equal to the issue price of the Debentures (which should equal the fair market value of the Debentures on the issue date or the fair market value of the Shares tendered depending upon whether the Debentures are publicly traded), plus any amount of cash paid by the Company in lieu of the fractional interests in the Debentures. If, however, certain tests are not satisfied, then the redemption will not be treated as a payment by the Company in exchange for Shares, but will be treated instead as a distribution by the Company with respect to the Shares. The determination of whether the tests for sale treatment are satisfied is done on a stockholder by stockholder basis so that the redemption could qualify as a sale for one stockholder and yet be treated as a distribution to another stockholder.

   The exchange of Shares for Debentures and cash in lieu of the fractional interests in the Debentures will be treated as a sale if (i) the redemption results in a complete redemption of the stockholder's interest in the Company,
(ii) the redemption is substantially disproportionate, or (iii) the redemption is not essentially equivalent to a dividend with respect to the stockholder. A redemption is a complete redemption of a stockholder's interest only if, following the redemption, the stockholder does not own, directly or indirectly, any interest in the Company. A redemption is disproportionate if the redemption results in a reduction in the stockholder's proportionate interest in the Company of 20% or more. A redemption is not essentially equivalent to a dividend if the redemption results in a meaningful reduction in the stockholder's proportionate interest in the Company. If a stockholder has a minimal interest in the Company and does not exercise any control over the affairs of the Company, any reduction in the stockholder's proportionate interest should be considered meaningful.

   In determining whether these tests are satisfied, the attribution rules set out in Section 318 of the Code apply. Those rules treat a stockholder as owning Shares owned by persons to whom such stockholder is related or by entities (such as partnerships, corporations, and trusts) in which the stockholder has an ownership interest. A stockholder is also treated as owning Shares that such stockholder could acquire through exercise of an option or upon conversion of a convertible security. In addition, contemporaneous acquisitions or dispositions of Shares by a stockholder or related individuals or entities may be deemed to be part of a single integrated transaction that will be taken into account in determining whether these tests are satisfied.

   If one or more of the above-described tests is satisfied and the redemption is treated as a sale, then a stockholder would recognize a capital loss on the redemption to the extent the stockholder's basis in the Shares exchanged exceeded the issue price of the Debentures plus any cash received in lieu of the factional interests in the Debentures. A corporate stockholder is allowed a deduction for capital losses only to the extent of its capital gains for the year. Generally, a corporate stockholder will be allowed to carry back any excess three years and then carry forward any remaining excess five years. A stockholder other than a corporation will be allowed a deduction for capital losses to the extent of capital gains for the year plus $3,000. Any excess can be carried forward indefinitely.

   A stockholder would recognize a capital gain to the extent the issue price of the Debentures and any cash received in lieu of the factional interests in the Debentures exceeded the stockholder's basis in the Shares exchanged. To the extent a stockholder who is an individual held the Shares that are redeemed for at least one year, any gain realized would be subject to a maximum tax rate of 20%.

   If, however, the redemption does not satisfy any one of the tests with respect to a particular stockholder, then the redemption will be treated as a distribution. The amount of the distribution will equal the fair market value of the Debentures and any cash received by the stockholder in lieu of the factional interests in the Debentures (without reduction for the adjusted tax basis of the Shares tendered). If the Company's earnings and profits for 1999 exceed the total amount of all distributions made by the Company for the year, then the entire amount of the distribution would be treated as a dividend. If the Company's total distributions for 1999 exceed the Company's earnings and profits for 1999, then only a proportionate part of each such distribution will be a dividend. The balance of each distribution will first be treated as a tax-free return of basis, and, to the extent the distribution exceeded a stockholder's basis in the Shares, as gain from the sale of such Shares. In addition, if the redemption is treated as a distribution with respect to some stockholders, then stockholders who do not tender their shares could be viewed as having received a constructive distribution under Section 305(c) of the Code to the extent such stockholders experience an increase in their proportionate interest in the Company.

   The gross proceeds payable to a stockholder pursuant to the Exchange Offer are subject to a 31% withholding tax unless either: (a) the stockholder has provided the stockholder's taxpayer identification number/social security number, and certifies under penalties of perjury: (i) that such number is correct, and (ii) either that (A) the stockholder is exempt from backup withholding, (B) the stockholder is not otherwise subject to backup withholding as a result of a failure to report all interest or dividends, or
(C) the Service has notified the stockholder that the stockholder is no longer subject to backup withholding; or (b) an exception applies under applicable law and Treasury Regulations.

   Stockholders who are not U.S. persons may be required to provide a completed Form W-8 in order to avoid 31% backup withholding.

   Unless a reduced rate of withholding or a withholding exemption is available under an applicable tax treaty, a stockholder who is not a U.S. person may be subject to a United States withholding tax on the gross proceeds received by such stockholder, if the proceeds are treated as a dividend under the rules described above. Stockholders who are not U.S. persons should consult their tax advisers regarding application of these withholding rules.

   For purposes of this discussion, a "U. S. person" is (i) a citizen or resident of the United States; (ii) a corporation (or entity treated as a corporation for tax purposes) created or organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia; (iii) a partnership (or entity treated as a partnership for tax purposes) organized in the United States or under the laws of the United States or of any state thereof, including, for this purpose, the District of Columbia (unless provided otherwise by future Treasury regulations); (iv) an estate whose income is includible in gross income for United States income tax purposes regardless of its source; or (v) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust. Notwithstanding the last clause of the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date, may elect to continue to be U.S. persons.

Taxation of the Debentures

   Under Treasury Regulations concerning OID, all payments of stated interest on the Debentures will be qualified stated interest. As a result, each Holder will be required to include such interest in income in accordance with the Holder's method of accounting.

   The Debentures will be treated as having been issued with OID in an amount equal to the excess of the stated redemption price at maturity of the Debentures over the issue price of the Debentures. The stated redemption price at maturity is the sum of all payments to be made on the Debentures other than qualified stated interest (i.e., the principal amount of the Debentures). The issue price of the Debentures will equal the fair market value of the Debentures on the issue date if the Debentures are publicly traded within 30 days of the issue date. If the Debentures are not so publicly traded, then the issue price of the Debentures will equal the fair market value of the Shares tendered in exchange for the Debentures on the issue date. The Company does not know at this time whether the Debentures will be publicly traded for purposes of the Treasury Regulations concerning OID.

   Each Holder must include in income the daily portions of OID that accrue with respect to the Debentures for each day during the Holder's taxable year for which the Holder held the Debentures. The amount of OID that accrues with respect to the Debentures for any quarterly accrual period will equal the product of the Debentures' adjusted issue price at the beginning of the accrual period and the Debentures' yield to maturity. The adjusted issue price at the beginning of any accrual period is the sum of the issue price and all OID accrued in prior accrual periods, less any payments made on the Debentures other than payments of qualified stated interest. The Debentures' yield to maturity is the discount rate that when applied to the stream of principal and interest payments to be made on the Debentures produces a present value equal to the issue price of the Debentures. The OID accrued in any quarterly accrual period is then allocated ratably among the days in the quarter to determine the daily accruals of OID.

   A Holder must include OID in income as it accrues regardless of the Holder's regular method of accounting. The cash payment attributable to the OID accruals may not be received until the Debentures are sold, redeemed, or retired at maturity. Because the rules governing accrual of OID may require holders of Debentures to pay Federal income taxes on income in advance of receipt of the cash attributable to such income, stockholders contemplating an exchange of Shares for Debentures pursuant to the Exchange Offer are urged to consult their own tax advisors.

   The Company will furnish annually to the Service and to record holders of the Debentures information relating to the OID accruing during the calendar year. Such information will be based on the amount of OID that would have accrued to a Holder who acquired the Debentures in the Exchange Offer.

 Disposition of the Debentures

   Generally, any disposition of the Debentures by a Holder will result in taxable gain or loss equal to the difference between the sum of the amount of cash and the fair market value of the other property received (except to the extent attributable to accrued but previously untaxed interest, which portion of the consideration would be taxed as ordinary income) and the Holder's adjusted basis in the Debentures. The initial tax basis of a Holder's Debentures will equal the issue price of the Debentures. A Holder's initial tax basis in the Debentures will be increased by any OID with respect to the Debenture included in the Holder's income prior to the disposition of the Debenture and will be reduced by any cash payments other than payments of qualified stated interest. Such gain or loss will be capital gain or loss if the Debenture is held as a capital asset by the Holder.

 Withholding

   Unless interest and OID on a Debenture are considered effectively connected with the conduct of a trade or business in the United States, such interest and OID generally will qualify as portfolio interest in the hands of a non-U.S. person and will be exempt from tax and withholding tax. The Holder cannot, however, own more than

10% of the voting control of the Company, and cannot be a controlled foreign corporation to which the Company is related. The Holder must, however, furnish to the person required to withhold an appropriate statement (on Form W-8 or a similar form), signed under penalties of perjury certifying that the Holder is not a U.S. person and providing the Holder's name and address. If the Debenture is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide the relevant signed statement to the withholding agent. In that case, however, the signed statement must be accompanied by a Form W-8 provided by the non-U.S. person who owns the Debenture.

   Any capital gain realized by a non-U. S. person upon the sale, retirement, or other disposition of a Debenture will be exempt from United States income tax and withholding tax provided that (i) such gain is not effectively connected with the conduct of a trade or business in the United States, and
(ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year.

   Each Holder of a Debenture (other than an exempt Holder, such as a corporation, tax exempt organization, individual retirement account, or non-U.
S. person who provides a certification of non-U. S. person status) will be required to provide, under penalties of perjury, a statement containing the Holder's name, address, correct federal tax identification number, and a statement that the Holder is not subject to backup withholding. Failure to comply may result in withholding tax at a rate of 31%. Any amounts so withheld will be available as a credit against federal income tax liability.

                 THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS:

                       IBJ Whitehall Bank & Trust Company

       Mailing Address:                     Facsimile Copy Number               Hand/Overnight Delivery:
IBJ Whitehall Bank & Trust Company    (For Eligible Institutions Only):     IBJ Whitehall Bank & Trust Company
         P.O. Box 84                          (212) 858-2611                        One State Street
     Bowling Green Station                                                     New York, New York 10004
 New York, New York 10274-0084         Confirm Receipt of Facsimile by      Attn: Securities Processing Window,
Attn: Reorganization Operations                 Telephone:                         Subcellar One, (SC-1)
          Department                         (212) 858-2103


                THE INFORMATION AGENT FOR THE EXCHANGE OFFER IS:

                             D.F. King & Co., Inc.
                                77 Water Street
                                   20th Floor
                            New York, New York 10005

               Banks and Brokers can Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 848-2998